As filed with the Securities and Exchange Commission on September 17, 2008
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

St. Joseph Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1901 Frederick Avenue
St. Joseph, Missouri 64501
(816) 233-5148
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Mr. Ralph E. Schank
President and Chief Executive Officer
1901 Frederick Avenue
St. Joseph, Missouri 64501
(816) 233-5148
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:
Robert I. Lipsher, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	562,063 shares	$10.00	$5,620,630(1)	$221

(1)	Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

St. Joseph Bancorp, Inc.
(Proposed Holding Company for Midwest Federal Savings and Loan Association of St. Joseph)
Up to 488,750 Shares of Common Stock

          St. Joseph Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Midwest Federal Savings and Loan Association of St. Joseph, a federally chartered savings and loan association, from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board upon conclusion of the stock offering. There is currently no public market for the shares of our common stock and it is unlikely that an active and liquid market will develop.

          We are offering up to 488,750 shares of common stock for sale on a best efforts basis. We may sell up to 562,063 shares of common stock because of demand for the shares, changes in market conditions or regulatory considerations without resoliciting subscribers. We must sell a minimum of 361,250 shares in order to complete the offering.

          We are offering the shares of common stock in a “subscription offering” in the following order of priority:

•	First, to depositors of Midwest Federal Savings with aggregate account balances of at least $50 as of the close of business on June 30, 2007.

•	Second, to Midwest Federal Savings’ tax-qualified employee benefit plans.

•	Third, to depositors of Midwest Federal Savings with aggregate account balances of at least $50 as of the close of business on September 30, 2008.

•	Fourth, to depositors of Midwest Federal Savings as of _____________, 2008 and to borrowers of Midwest Federal Savings as of July 9, 2008 whose borrowings remained outstanding as of ___________, 2008.

          Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

          The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 20,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 20,000 shares, subject to adjustment as described in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.” The offering is expected to expire at 4:30 p.m., Central time, on [Expiration Date]. We may extend this expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which may not be beyond [Extension Date #2]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Extension Date #1], or the number of shares of common stock to be sold is increased to more than 562,063 shares or decreased to fewer than 361,250 shares. If the offering is extended beyond [Extension Date #1], or if the number of shares of common stock to be sold is increased to more than 562,063 shares or decreased to fewer than 361,250 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Midwest Federal Savings, or, in our discretion, at another insured depository institution, and will earn interest at our regular savings rate, which is currently _____%.

          Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum

Number of shares	361,250	488,750	562,063
Gross offering proceeds	$3,612,500	$4,887,500	$5,620,630
Estimated offering expenses (excluding selling agent fees and expenses)	$450,000	$450,000	$450,000
Estimated selling agent fees and expenses(1)	$190,000	$190,000	$190,000
Estimated net proceeds	$2,972,500	$4,247,500	$4,980,630
Estimated net proceeds per share	$8.23	$8.69	$8.86

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

          These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Conversion Center at _______________.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is ______________, 2008.

2

MIDWEST FEDERAL
SAVINGS & LOAN
1901 Frederick Avenue
St. Joseph, MO 64501
MARKET AREA
Andrew County
St. Joseph
Buchanan County
Kansas City
Jefferson City
MISSOURI

i

ii

SUMMARY

          The following summary highlights selected information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements.

          In this prospectus, the terms “we, “our,” and “us” refer to St. Joseph Bancorp, Inc. and/or Midwest Federal Savings and Loan Association of St. Joseph, unless the context indicates another meaning.

Midwest Federal Savings and Loan Association of St. Joseph

          Midwest Federal Savings and Loan Association of St. Joseph is a federally chartered savings and loan association located in St. Joseph, Missouri. Midwest Federal Savings is a community-oriented savings association with total assets of $17.9 million, net loans of $10.0 million, total deposits of $12.3 million and total equity of $5.5 million at June 30, 2008. Midwest Federal Savings provides financial services to individuals, families and businesses through its main office in St. Joseph, Missouri.

          Midwest Federal Savings’ business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans. At June 30, 2008, one- to four-family residential mortgage loans totaled $9.8 million, or 97.7% of our loan portfolio. We also invest in various investment securities. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loans and other assets and our cost of funds, which consists of the interest we pay on deposits.

          Midwest Federal Savings offers a variety of deposit accounts, including savings accounts, NOW accounts and certificates of deposit.

          After the conversion, we intend to expand and diversify our lending programs to include commercial real estate loans, construction loans and a variety of consumer loans. Additionally, we intend to implement a program to originate adjustable rate residential mortgage loans. We intend to expand our banking franchise by opening a branch office in St. Joseph, Missouri in 2010.

          Midwest Federal Savings’ executive offices are located at 1901 Frederick Avenue, St. Joseph, Missouri 64501. Its telephone number is (816) 233-5148.

St. Joseph Bancorp, Inc.

          St. Joseph Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Midwest Federal Savings upon completion of the mutual-to-stock conversion and the offering. St. Joseph Bancorp, Inc. has not engaged in any business to date.

          Our executive offices are located at 1901 Frederick Avenue, St. Joseph, Missouri 64501. Our telephone number is (816) 233-5148.

Our Organizational Structure

          St. Joseph Bancorp, Inc., a Maryland corporation, will own 100% of the outstanding shares of common stock of Midwest Federal Savings. Prior to this offering, St. Joseph Bancorp, Inc. has not issued shares of stock to the public.

          Pursuant to the terms of Midwest Federal Savings’ plan of conversion, Midwest Federal Savings will convert from a mutual savings and loan association to a stock savings and loan association and operate as a wholly owned subsidiary of St. Joseph Bancorp, Inc. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of St. Joseph Bancorp, Inc.

Business Strategy

          Our business strategy is to remain a community-oriented institution and to grow and improve our profitability by:

•	growing our loan portfolio by continuing to emphasize the origination of one- to four-family residential mortgage loans;

•	growing and diversifying our loan portfolio by originating commercial real estate loans, construction loans and a variety of consumer loans;

•	maintaining strong asset quality;

•	emphasizing core deposits;

•	offering new products and services;

•	expanding our market presence through new branch offices; and

•	maintaining a strong capital position.

          A full description of our products and services begins on page 50 of this prospectus under the heading “Business of Midwest Federal Savings.”

          These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

          Our primary reasons for converting and raising additional capital through the offering are:

•	to support our internal growth through lending in our market area;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to increase our loans to one borrower limit and allow us to make larger loans, including larger commercial real estate loans;

•

to provide additional financial resources to pursue branch expansion and possible future acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•

to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a stock recognition and retention plan and an employee stock ownership plan.

Terms of the Conversion and the Offering

          Under Midwest Federal Savings’ plan of conversion, we are offering between 361,250 and 488,750 shares of common stock to eligible depositors and borrowers of Midwest Federal Savings, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased up to 562,063 as a result of demand for the shares, changes in the market for financial institution stocks or regulatory considerations. Unless the number of shares of common stock to be offered is increased to more than 562,063 or decreased to less than 361,250, or the offering is extended beyond [Extension Date #1], subscribers will not have the opportunity to change or cancel their stock orders.

          The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

          We are offering the shares of common stock in a “subscription offering” in the following order of priority:

•	First, to depositors of Midwest Federal Savings with aggregate account balances of at least $50 as of the close of business on June 30, 2007.

•	Second, to Midwest Federal Savings’ tax-qualified employee benefit plans.

•	Third, to depositors of Midwest Federal Savings with aggregate account balances of at least $50 as of the close of business on September 30, 2008.

•	Fourth, to depositors of Midwest Federal Savings as of _________, 2008 and to borrowers of Midwest Federal Savings as of July 9, 2008 whose borrowings remained outstanding as of ___________, 2008.

          Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the Missouri counties of Buchanan and Andrew. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

          We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

          To ensure a proper allocation of stock, each subscriber eligible to purchase in the subscription offering must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2007, September 30, 2008 or _______, 2008, as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

          If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution—Subscription Offering and Subscription Rights.”

How We Determined the Offering Range

          The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of St. Joseph Bancorp, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 28, 2008, this market value ranged from $3.6 million to $4.9 million, with a midpoint of $4.3 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 361,250 shares to 488,750 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial, LC.’s appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us. The appraisal peer group consisted of publicly-traded savings institutions with assets between $138 million and $336 million, with return on equity between 0% and 10% and positive reported earnings.

          The following table presents a summary of selected pricing ratios for St. Joseph Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Our ratios are based on earnings for the twelve months ended June 30, 2008 and book value as of June 30, 2008. The peer group ratios are based on book value as of and earnings for the most recent twelve-month period (June 30, 2008 or March 31, 2008). Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 38.0% on a price-to-book value basis and a discount of 38.1% on a price-to-tangible book value basis. Pro forma earnings multiples were not meaningful (“NM”) for St. Joseph Bancorp, Inc., as the result of negative pro forma earnings per share figures. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing St. Joseph Bancorp, Inc., and the number of shares to be sold, in comparison to the identified peer group institutions. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-earnings multiple	Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio

St. Joseph Bancorp, Inc. (1)
Maximum, as adjusted	NM*	57.57%	57.57%
Maximum	NM*	53.62	53.62
Minimum	NM*	45.19	45.19

Valuation of peer group companies using stock prices as of August 28, 2008 (2)
Averages	21.28x	86.46%	86.56%
Medians	22.44x	84.54	84.54

*	Not Meaningful

(1)	Based on St. Joseph Bancorp’s financial data as of and for the twelve months ended June 30, 2008.

(2)	Reflects earnings for the most recent twelve month periods for which data was publicly available.

          The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of St. Joseph Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

          The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $3.6 million or increases above $5.6 million, subscribers may be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

          RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of at least ten comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC. determined that our pro forma price-to-book ratios were lower than the peer group companies. RP Financial, LC. also took into account the price-to-earnings ratios of the peer group companies relative to our pro forma net loss. RP Financial, LC. also advised the Board of Directors that the aftermarket trading experience of standard thrift conversion offerings completed during 2008 and all thrift conversion offerings completed during the three-month period ended August 28, 2008 was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. There were two standard mutual-to-stock conversion offerings completed in 2008 and one mutual holding company offering completed during the three-month period ended August 28, 2008.

After-Market Stock Price Performance

          The appraisal prepared by RP Financial, LC. includes examples of after-market stock price performance for thrift conversion offerings completed during the three-month period ended August 28, 2008. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2007 and August 28, 2008. These companies did not constitute the same group of ten comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates
between January 1, 2007 and August 28, 2008

				Appreciation from Initial Trading Date

Transaction	Conversion Date	Exchange	Gross Proceeds	1 day	1 week	1 month	Through August 28, 2007

			(In Millions)

Cape Bancorp, Inc. (CBNJ)	02/01/08	NASDAQ	$78.2	0.5%	(1.0)%	(2.0)%	(8.1)%
Danvers Bancorp, Inc. (DNBK)	01/10/08	NASDAQ	$171.9	(2.6)%	(3.1)%	2.6%	20.7%
First Advantage Bancorp (FABK)	11/30/07	NASDAQ	$53.6	11.7%	7.0%	6.5%	11.5%
First Financial NW, Inc. (FFNW)	10/10/07	NASDAQ	$211.6	17.3%	15.0%	8.1%	2.3%
Beacon Federal Bancorp, Inc. (BFED)	10/02/07	NASDAQ	$74.1	16.0%	17.9%	6.0%	0.5%
Louisiana Bancorp, Inc. (LABC)	07/10/07	NASDAQ	$63.5	9.5%	4.0%	9.1%	26.9%
Quaint Oak Bancorp, Inc. (QNTO)	07/05/07	OTC	$13.9	(2.0)%	(7.0)%	(11.0)%	(6.1)%
ESSA Bancorp, Inc. (ESSA)	04/04/07	NASDAQ	$158.7	17.8%	20.6%	14.8%	34.3%
CMS Bancorp, Inc. (CMSB)	04/04/07	NASDAQ	$19.8	5.7%	4.7%	3.0%	0.1%
Hampden Bancorp, Inc. (HBNK)	01/17/07	NASDAQ	$75.7	28.2%	25.0%	23.4%	4.0%

Average			$92.1	10.2%	8.3%	6.1%	8.6%
Median			$74.9	10.6%	5.9%	6.3%	3.2%

Average NASDAQ Listed Companies			$100.8	11.6%	10.0%	7.9%	10.2%
Average OTC Listed Companies			$13.9	(2.0)%	(7.0)%	(11.0)%	(6.1)%

          This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

          Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to St. Joseph Bancorp, Inc. with regard to market capitalization, offering size, earnings quality and growth potential, among other factors. Further, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for St. Joseph Bancorp, Inc.’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

          Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect St. Joseph Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital St. Joseph Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

          There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

Limits on How Much Common Stock You May Purchase

          The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 20,000 shares ($200,000) of common stock, subject to adjustment. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 20,000 shares ($200,000), subject to adjustment:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

In the event that fewer than 400,000 shares are sold in the offering, the maximum purchase limitation will be reduced to 5.0% of the shares sold and any shareholder who subscribed for more than that amount will have their order reduced to that amount and receive a refund for the difference with interest at our regular savings rate.

          See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

          In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to St. Joseph Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of Midwest Federal Savings deposit accounts permitted on the stock order form.

          Midwest Federal Savings is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Midwest Federal Savings line of credit or a third-party check to pay for shares of common stock.

          You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Midwest Federal Savings deposit accounts, so that it is received (not postmarked) before 4:30 p.m., Central time, on [Expiration Date], which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at Midwest Federal Savings, or in our discretion at another insured depository institution. We will pay interest on those funds calculated at Midwest Federal Savings’ regular savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current regular savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with Midwest Federal Savings must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 562,063 or decreased to fewer than 361,250, or the offering is extended beyond [Extension Date #1].

          By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Midwest Federal Savings, the Federal Deposit Insurance Corporation or any other government agency.

          You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Midwest Federal Savings’ individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your Midwest Federal Savings individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It will take time to transfer your Midwest Federal Savings individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Conversion Center promptly, preferably at least two weeks before the [Expiration Date] expiration of the offering period, for assistance with purchases using your Midwest Federal Savings individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.

Delivery of Stock Certificates

          Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the address noted by them on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock may have begun trading.

How We Intend to Use the Proceeds from the Offering

          We estimate net proceeds from the offering will be between $3.0 million and $4.2 million, or $5.0 million if the offering range is increased by 15%. Approximately $1.5 million to $2.1 million of the net proceeds, or $2.5 million if the offering range is increased by 15%, will be invested in Midwest Federal Savings. St. Joseph Bancorp, Inc. intends to retain between $1.5 million and $2.1 million of the net proceeds, or $2.5 million if the offering range is increased by 15%. A portion of the net proceeds retained by St. Joseph Bancorp, Inc. will be used for a loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $289,000 and $391,000, or $450,000 if the offering is increased by 15%). St. Joseph Bancorp, Inc. may use the remaining funds for investments, to pay cash dividends, to repurchase shares of common stock and other general corporate purposes.

          Funds invested in Midwest Federal Savings will be used to support increased lending and other products and services. The net proceeds retained by St. Joseph Bancorp, Inc. and Midwest Federal Savings also may be used for future branch expansion and possible acquisitions of banking or financial services companies. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

          Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

          If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order form, together with full payment for the shares of common stock, at the Conversion Center no later than 4:30 p.m., Central time, on [Expiration Date]. A postmark prior to [Expiration Date] will not entitle you to purchase shares of common stock unless we receive the order by 4:30 p.m., Central time. You may submit your order form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Conversion Center, located at 1901 Frederick Avenue, St. Joseph, Missouri. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond [Extension Date #1] or the number of shares of common stock to be sold is decreased to less than 361,250 shares or increased to more than 562,063 shares. If the offering is extended beyond [Extension Date #1], or if the number of shares of common stock to be sold is decreased to less than 361,250 shares or is increased to more than 562,063 shares, we will, with the approval of the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.

          Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:30 p.m., Central time, on [Expiration Date], whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

          If we do not receive orders for at least 361,250 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond [Extension Date #1], so long as we resolicit subscriptions that we have previously received in the offering.

          In addition, we may terminate the offering at any time prior to the special meeting of members of Midwest Federal Savings that is being called to vote upon the conversion, and at any time after member approval, with the approval of the Office of Thrift Supervision.

Purchases by Officers and Directors

          We expect our directors and executive officers, together with their associates, to subscribe for 73,500 shares of common stock in the offering, or 17.3% of the shares to be sold at the midpoint of the offering range. The purchase price paid by them for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

          We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we sell in the offering, or 39,100 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 39,100 shares in the offering, we will recognize additional pre-tax compensation expense of $391,000 over a 30-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 30-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

          We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to not more than 4% of the shares sold in the offering, or up to 19,550 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock option plan will reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 48,875 shares of common stock at the maximum of the offering range, for key employees and directors. If the stock recognition and retention plan and the stock option plan are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply. We have not yet determined whether we will present these plans for stockholder approval within or after 12 months following the completion of the conversion.

          If 4% of the shares of common stock sold in the offering are awarded under the stock recognition and retention plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in St. Joseph Bancorp, Inc. If the 10% of the shares of common stock sold in the offering that are issued upon the exercise of options granted under the stock option plan come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in St. Joseph Bancorp, Inc.

          We intend to enter into an employment agreement with our chief executive officer. See “Management—Benefit Plans—Employment Agreement” for a further discussion of this agreement, including its terms and potential costs, as well as a description of other benefits arrangements.

          The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under the stock recognition and retention plan and the stock option plan if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased
				Dilution Resulting From Issuance of Shares for Stock Benefit Plans
			As a Percentage of Common Stock to be Issued in the Offering (2)		Value of Grants (1)

	At Minimum of Offering Range	At Maximum of Offering Range			At Minimum of Offering Range	At Maximum of Offering Range

					(Dollars in thousands)

Employee stock ownership plan	28,900	39,100	8.00%	—%	$289,000	$391,000
Stock recognition and retention plan	14,450	19,550	4.00	3.85	144,500	195,500
Stock option plan	36,125	48,875	10.00	9.09	188,934	255,616

Total	79,475	107,525	22.00%	12.28	$622,434	$842,166

(1)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.23 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.99%; and a volatility rate of 33.46% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be Black-Scholes.

(2)

The stock option plan and stock recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than twelve months after the completion of the conversion.

          As noted above, the actual value of restricted stock grants will be determined based on their fair value (the market price of shares of common stock of St. Joseph Bancorp, Inc.) as of the date grants are made. The stock recognition and retention plan, which is subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The following table presents the total value of all shares to be available for award and issuance under the stock recognition and retention plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

Share Price	14,450 Shares Awarded at Minimum of Offering Range	17,000 Shares Awarded at Midpoint of Offering Range	19,550 Shares Awarded at Maximum of Offering Range	22,483 Shares Awarded at Maximum of Offering Range, As Adjusted

	(In thousands, except share price information)

$8.00	$116	$136	$156	$180
10.00	145	170	196	225
12.00	173	204	235	270
14.00	202	238	274	315
16.00	231	272	313	360

          The grant-date fair value of the options granted under the stock option plan will be based, in part, on the price of shares of common stock of St. Joseph Bancorp, Inc. at the time the options are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	36,125 Options at Minimum of Range	42,500 Options at Midpoint of Range	48,875 Options at Maximum of Range	56,206 Options at Maximum of Range, As Adjusted

(In thousands, except share price information)

$8.00	$4.18	$151	$178	$204	$235
10.00	5.23	189	222	256	294
12.00	6.27	227	266	306	352
14.00	7.32	264	311	358	411
16.00	8.36	302	355	409	470

          The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

Market for Common Stock

          We expect the common stock of St. Joseph Bancorp, Inc. to be quoted on the Over-the-Counter Electronic Bulletin Board. See “Market for the Common Stock.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. We cannot predict whether a liquid trading market in shares of our common stock will develop.

Our Policy Regarding Dividends

          Following the completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

Tax Consequences

          As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Midwest Federal Savings, St. Joseph Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See the section of this prospectus under the heading “Taxation” on page 78 for additional information.

Conditions to Completion of the Conversion and the Offering

          We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Midwest Federal Savings. A special meeting of members to consider and vote upon the plan of conversion has been set for ______________, 2008;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

          Our home office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Conversion Center at ______________, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central time, or visit the Conversion Center located at 1901 Frederick Avenue, St. Joseph, Missouri. The Conversion Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business

We have not generated significant profits over the past few years and there can be no assurance that we will generate profits in the future or that our earnings will increase.

          We had a net loss of $22,000 for the six months ended June 30, 2008. Our net income for the fiscal years ended December 31, 2007 and 2006 was approximately $6,000 and $21,000, respectively. The primary reason for the loss in the six months ended June 30, 2008 was higher non-interest expenses, including compensation and benefits expense. Our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 109.87% for the six months ended June 30, 2008, compared to 97.61% and 95.06%, respectively, for the years ended December 31, 2007 and 2006. Our efficiency ratio reflects the high fixed costs of operating a single branch and our relatively small asset size, together with higher compensation and benefits expense. We believe that our existing systems will be better utilized as we use the capital raised in the stock offering to support efforts to make more loans, attract new customers and increase business with existing customers. However, our costs will increase in the future due to the additional expenses of being a public company and due to the stock-based incentive plans that we will adopt. We also will need to implement additional financial and accounting systems, including the hiring of a third party to assist us with implementing our requisite internal controls and procedures and producing the necessary public documents in a timely fashion, which will increase our costs.

Our growth strategy will increase our expenses and may not be successful.

          Following the completion of the stock offering, we plan to increase the size of our franchise by establishing one or more new branch offices, although we have no current specific commitments to do so. Our business plan anticipates the hiring of a commercial loan officer as part of the planned expansion of our lending activities, and the opening of a branch office in 2010. Building branch offices and hiring new employees to staff these offices would significantly increase our non-interest expense. Moreover, new branch offices are generally unprofitable for a number of years until they generate sufficient levels of deposits and loans to offset their cost of operations. For these reasons, our growth strategy may have an adverse effect on our earnings. There can be no assurance that our expansion plans will be successful and result in increased profitability.

Our business plan to diversify and expand our loan portfolio into commercial real estate, construction lending and consumer lending will expose us to increased lending risks.

          Our business plan adopted in connection with the conversion transaction contemplates an expansion of our lending activities to include commercial real estate, construction and consumer lending, including home equity lines of credit. We cannot assure you that we will be able to market these additional loan products successfully and profitably.

          Commercial real estate loans are considered to have greater credit risk than one- to four-family residential loans because the repayment of such loans typically depends on the successful operations and income stream of the borrower’s business and the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family residential mortgage loans.

Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. Home equity loans and consumer loans generally have greater risk than one- to four-family residential mortgage loans, particularly in the case of loans that are secured by second mortgages or by rapidly depreciable assets, such as automobiles, or that are unsecured. In these cases, we face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Particularly with respect to home equity loans secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for our loans. Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

Changes in interest rates could have a material adverse effect on our operations.

          Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are affected substantially by our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we pay on our interest-bearing liabilities. Changes in interest rates could have an adverse affect on our net interest income because, as a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets. An increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, which would have a negative effect on our profitability.

          Our policy is to originate for retention in our portfolio fixed-rate mortgage loans with maturities of up to 30 years. At June 30, 2008, $9.6 million, or 95.9% of our total loan portfolio, consisted of fixed-rate mortgage loans. This investment in fixed-rate mortgage loans exposes Midwest Federal Savings to increased levels of interest rate risk, and could result in decreased net interest income during periods of rising interest rates.

          In addition, changes in interest rates can affect the average life of loans and mortgage-backed securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed securities as borrowers refinance their loans in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Alternatively, increases in interest rates may decrease loan demand.

          Changes in interest rates also affect the current market value of our investment securities portfolio. Generally, the value of interest-earning investment securities moves inversely with changes in interest rates. At June 30, 2008, the fair value of our available-for-sale investment securities totaled $5.1 million. Unrealized losses, net of taxes, on these available-for-sale securities totaled $22,000 at June 30, 2008 and are reported as a separate component of equity. Decreases in the fair value of securities available for sale in future periods would have an adverse effect on our equity.

          Our liabilities are comprised in large part of certificates of deposit, which totaled $9.9 million or 80.2% of total deposits, at June 30, 2008. Certificates of deposit have specified terms to maturity, and generally reprice more slowly than deposit accounts without a stated maturity.

          We evaluate interest rate sensitivity by estimating the change in Midwest Federal Savings’ net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At June 30, 2008, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that we would experience a $919,000, or 16%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

The loss of our President and Chief Executive Officer would hurt our operations.

          We rely heavily on our President and Chief Executive Officer, Ralph E. Schank. The loss of Mr. Schank as President and Chief Executive Officer would have an adverse effect on us, as he is central to virtually all aspects of our business operations and management. In addition, because we are a small community bank, we currently do not have any management level employees who are in a position to succeed and assume the full responsibilities of Mr. Schank. In connection with the conversion, we intend to enter into an employment agreement with Mr. Schank. For further information, see “Management—Business Plans—Employment Agreement.”

Strong competition within our market area may limit our growth and profitability.

          Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Midwest Federal Savings—Competition.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

          We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.18% of total loans at June 30, 2008, and material additions to our allowance could materially decrease our net income. As we expand and diversify our lending activities into commercial real estate and other areas considered to have greater credit risk than one-to four-family lending, we expect that our allowance for loan losses will need to increase.

          In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Because most of our borrowers are located in our market area, a downturn in the local economy or a decline in local real estate values could cause an increase in nonperforming loans, which could reduce our profits.

          Substantially all of the loans in our loan portfolio are secured by real estate located in our primary market area. Therefore, to a large extent, our success will reflect general economic conditions in the St. Joseph, Missouri area. Negative conditions in the local economy or in the real estate markets where collateral for our mortgage loans are located could adversely affect the ability of our borrowers to repay their loans and the value of the collateral securing the loans. Real estate values are affected by various factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters.

Expected voting control by management and employees could enable insiders to prevent a merger that may provide that shareholders receive a premium for their shares.

          The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts you might like to see happen. In addition, the total voting power of management and employees could reach in excess of 20% of our outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, such as removal of directors and certain amendments to our articles of incorporation.

Risks Related to this Stock Offering

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

          Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, that we maintain effective disclosure controls and procedures and internal controls over financial reporting and that we certify as to adequacy and effectiveness of these controls and procedures and the accuracy and completeness of the information contained in the public documents that we produce. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Further, due to the lack of public company experience or technical accounting knowledge of our current staff, we anticipate hiring a third party to assist us with implementing the requisite internal controls and procedures and producing the necessary public documents in a timely fashion. The hiring of the third party to accomplish these obligations will increase our operating expenses and the time that management must devote to these requirements could divert their attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission may also require us to improve our internal controls and procedures and upgrade our accounting systems, which will increase our operating costs.

The relatively small amount of stock being offered makes it unlikely that an active and liquid trading market for the stock will develop, and the liquidity and price of the stock may be adversely affected by a limited trading market.

          We expect that our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board. Due to the relatively small size of the offering to the public, an active market for the stock is not expected to exist after the offering. Consequently, there will be a limited secondary market liquidity for our stock. This may make it difficult to buy or sell the stock after the initial offering, which may negatively affect the price of the stock or cause significant volatility in the price of our stock.

The market for stock of financial institutions has been unusually volatile recently, and our stock price may decline when trading commences.

          We cannot guarantee that if you purchase shares in the stock offering you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced not only by our operating results but by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. We might experience fluctuations in our stock price that are not directly related to our operating performance or asset quality but are influenced by the current market conditions for financial institutions generally, the market’s perception of the health of the financial industry, and the market’s assessment of credit quality conditions, including default and foreclosure rates.

Our return on equity will be low compared to other financial institutions. This could negatively affect the trading price of our shares of common stock.

          Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the six months ended June 30, 2008 and the fiscal year ended December 31, 2007, our return on average equity was (0.40)% and 0.11%, respectively, compared to the median return on average equity of 3.95% for the most recent twelve month period for which data was publicly available for all publicly traded savings institutions. Following the stock offering, we expect our consolidated equity to increase from $5.5 million to between $8.0 million at the minimum of the offering range and $9.8 million at the adjusted maximum of the offering range. We expect our return on equity to remain below the industry average until we are able to leverage the additional capital we receive from the stock offering, especially since our pro forma equity following the completion of the conversion will be in excess of 39%. See “Capitalization.” Our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, higher expenses associated with our planned expansion, and added expenses associated with our employee stock ownership plan and the stock-based incentive plans we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our shares of common stock.

Our stock-based benefit plans will increase our costs, which will reduce our income.

          We anticipate that our employee stock ownership plan will purchase 8.0% of the total shares of common stock outstanding following the stock offering, with funds borrowed from St. Joseph Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $289,000 at the minimum of the offering range and $450,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

          We also intend to adopt stock-based incentive plans after the stock offering under which plan participants would be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based incentive plan may not exceed 4.0% and 10.0%, respectively, of our total outstanding shares, if these plans are adopted within twelve months after the completion of the conversion. Following the conversion, we will recognize additional annual employee compensation expenses stemming from options and shares granted under the new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. The pro forma after-tax benefit expenses for the six months ended June 30, 2008 and the year ended December 31, 2007 have been estimated to be approximately $43,000 and $83,000, respectively, at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Management─Benefit Plans.”

The implementation of stock-based incentive plans will dilute your ownership interest.

          We intend to adopt stock-based incentive plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based incentive plans will be funded through either open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

          We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Midwest Federal Savings, acquire other financial services companies or for other general corporate purposes. Midwest Federal Savings may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

          For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of St. Joseph Bancorp, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions. These restrictions may make it more difficult for stockholders to acquire a significant amount of our stock, which may adversely affect our stock price.

The corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company that our board might conclude are not in the best interest of St. Joseph Bancorp, Inc. or its stockholders.

          Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of St. Joseph Bancorp, Inc. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of St. Joseph Bancorp, Inc.” on page 108. These provisions may make it more difficult to pursue a change in control or attempt a takeover of St. Joseph Bancorp, Inc. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our common stock may be adversely affected.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following tables set forth selected consolidated historical financial and other data of Midwest Federal Savings and its subsidiary for the periods and at the dates indicated. The information at December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 is derived in part from, and should be read together with, the audited Consolidated Financial Statements and Notes thereto of Midwest Federal Savings beginning at page F-1 of this prospectus. The information at June 30, 2008 and for the six months ended June 30, 2008 and 2007 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results to be achieved for the remainder of 2008.

		At December 31,
	At June 30,
	2008	2007	2006

	(In thousands)

Selected Financial Condition Data:

Total assets	$17,857	$18,427	$18,209
Cash and cash equivalents	590	136	149
Loans receivable, net	9,974	9,001	8,778
Available for sale securities	5,080	5,991	7,187
Deposits	12,324	12,890	12,797
Equity	5,456	5,483	5,374

	For the Six Months Ended June 30,		For the Year Ended December 31,

	2008	2007	2007	2006

	(In thousands)

Selected Operating Data:

Interest and dividend income	$459	$471	$945	$847
Interest expense	227	237	487	363

Net interest income	232	234	458	484
Provision for loan losses	—	—	8	5

Net interest income after provision for loan losses	232	234	450	479
Non-interest income	1	2	2	2
Non-interest expense	256	212	449	462
Income (loss) before income taxes	(23)	24	3	19
Provision (credit) for income taxes	(1)	3	(3)	(2)

Net income (loss)	$(22)	$21	$6	$21

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,

	2008	2007	2007	2006

Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on assets (ratio of net income (loss) to average total assets)	(0.12)%	0.11%	0.03%	0.12%
Return on equity (ratio of net income (loss) to average equity)	(0.40)%	0.39%	0.11%	0.40%
Interest rate spread (2)	1.63%	1.57%	1.45%	1.93%
Net interest margin (3)	2.68%	2.60%	2.54%	2.87%
Efficiency ratio (4)	109.87%	89.83%	97.61%	95.06%
Non-interest expense to average total assets	2.84%	2.31%	2.45%	2.70%
Average interest-earning assets to average interest-bearing liabilities	140.07%	139.15%	140.35%	143.82%
Loans to deposits	80.93%	69.98%	69.83%	68.59%

Asset Quality Ratios:
Non-performing assets to total assets	—%	—%	—%	—%
Non-performing loans to total loans	—%	—%	—%	—%
Allowance for loan losses to non-performing loans	NA	NA	NA	NA
Allowance for loan losses to total loans	0.18%	0.11%	0.20%	0.11%

Capital Ratios:
Average equity to average assets	30.35%	29.04%	29.18%	30.89%
Equity to total assets at end of period	30.55%	31.10%	29.76%	29.51%
Total capital to risk-weighted assets	79.70%	83.70%	85.30%	82.30%
Tier 1 capital to risk-weighted assets	79.40%	83.50%	85.00%	82.10%
Tier 1 capital to average assets	30.60%	30.00%	30.00%	30.00%

Other Data:
Number of full service offices	1	1	1	1

(1)	Ratios for the six months ended June 30, 2008 and 2007 are annualized.

(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

          These forward-looking statements are based on our current beliefs and expectations and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

          The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends;

•	regulatory changes or actions; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

          Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

          Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $3.0 million and $4.2 million, or $5.0 million if the offering range is increased by 15%. We estimate that we will contribute half of these proceeds to Midwest Federal Savings. We intend to retain the other half of the net proceeds at St. Joseph Bancorp, Inc., to be used for the purposes described below.

          A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and the use of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of

	361,250 Shares		425,000 Shares		488,750 Shares		562,063 Shares (1)

	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)

Stock offering proceeds	$3,613		$4,250		$4,888		$5,621
Less offering expenses	640		640		640		640

Net offering proceeds	$2,973	100.0%	$3,610	100.0%	$4,248	100.0%	$4,981	100.0%

Use of net proceeds:
To Midwest Federal Savings	$1,486	50.0%	$1,805	50.0%	$2,124	50.0%	$2,490	50.0%
To fund loan to employee stock ownership plan	289	9.7	340	9.4	391	9.2	450	9.0

Retained by St. Joseph Bancorp, Inc.	$1,198	40.3%	$1,465	40.6%	$1,733	40.8%	$2,041	41.0%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

          Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Midwest Federal Savings’ deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

St. Joseph Bancorp, Inc. May Use the Proceeds it Retains from the Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $289,000 and $391,000, or $450,000 if the offering is increased by 15%);

•	to invest in mortgage-backed securities, and debt securities issued by the United States Government and United States Government-sponsored agencies or entities;

•	to finance branch expansion and the possible acquisition of banking or financial service companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

          However, with the exception of the funding of the loan to the employee stock ownership plan, St. Joseph Bancorp, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Midwest Federal Savings May Use the Net Proceeds it Receives from the Offering:

•	to expand its banking franchise by acquiring or establishing new branches, or by acquiring other banking or financial services companies;

•	to fund new loans, including one- to four-family residential mortgage loans, commercial real estate loans, construction loans, home equity and other consumer loans and lines of credit;

•	to enhance existing products and services and to support new products and services;

•	to invest in mortgage-backed securities and debt securities issued by the United States Government and United States Government-sponsored agencies or entities; and

•	for other general corporate purposes.

Midwest Federal Savings has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Our short- and long-term growth plans anticipate that, upon completion of the offering, we will expand our branch network and experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire another branch office or other banks, thrifts, credit unions or financial services companies.

          Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

          Following the completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Midwest Federal Savings. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

          Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Midwest Federal Savings, because initially we will have no source of income other than dividends from Midwest Federal Savings, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Dividends.”

          Any payment of dividends by Midwest Federal Savings to us that would be deemed to be drawn out of Midwest Federal Savings’ bad debt reserves would require a payment of taxes at the then-current tax rate by Midwest Federal Savings on the amount of earnings deemed to be removed from the reserves for such distribution. Midwest Federal Savings does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

          Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

          We have never issued capital stock and there is no established market for it. We expect that our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board, subject to completion of the offering. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins.

          The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

          At June 30, 2008, Midwest Federal Savings exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Midwest Federal Savings at June 30, 2008, and the pro forma regulatory capital of Midwest Federal Savings, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Midwest Federal Savings of between $1.5 million and $2.5 million of the net offering proceeds.

	Midwest Federal Savings Historical at June 30, 2008		Pro Forma at June 30, 2008, Based Upon the Sale in the Offering of

			361,250 Shares		425,000 Shares		488,750 Shares		562,063 Shares (1)

	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)

	(Dollars in thousands)

GAAP capital	$5,456	30.55%	$6,653	34.40%	$6,921	35.20%	$7,189	35.98%	$7,497	36.84%

Tangible capital (3)	$5,478	30.62%	$6,675	34.45%	$6,943	35.26%	$7,211	36.03%	$7,519	36.90%
Tangible requirement	268	1.50	291	1.50	295	1.50	300	1.50	306	1.50

Excess	$5,210	29.12%	$6,384	32.95%	$6,648	33.76%	$6,911	34.53%	$7,213	35.40%

Core capital (3)	$5,478	30.62%	$6,675	34.45%	$6,943	35.26%	$7,211	36.03%	$7,519	36.90%
Core requirement (4)	716	4.00	775	4.00	788	4.00	800	4.00	815	4.00

Excess	$4,762	26.62%	$5,900	30.45%	$6,155	31.26%	$6,410	32.03%	$6,704	32.90%

Total risk-based capital (5)(6)	$5,496	79.70%	$6,693	87.62%	$6,961	89.26%	$7,229	90.84%	$7,537	92.57%
Risk-based requirement	552	8.00	611	8.00	624	8.00	637	8.00	651	8.00

Excess	$4,944	71.70%	$6,082	79.62%	$6,337	81.26%	$6,592	82.84%	$6,886	84.57%

Reconciliation of capital infused into Midwest Federal Savings:
Net proceeds			$1,486		$1,805		$2,124		$2,490
Less: Common stock acquired by ESOP			(289)		(340)		(391)		(450)

Pro Forma Increase			$1,197		$1,465		$1,733		$2,041

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering or regulatory considerations.

(2)

The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

(5)	The difference between U.S. GAAP capital and regulatory tangible capital and core capital is attributable to the addition of $22,000 of unrealized loss on available for sale securities, net of taxes.

(6)	The difference between core capital and total risk-based capital is attributable to the addition of general loan loss reserves of $18,000.

CAPITALIZATION

          The following table presents the historical consolidated capitalization of Midwest Federal Savings, at June 30, 2008 and the pro forma consolidated capitalization of St. Joseph Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Midwest Federal Savings Historical at June 30, 2008	Pro Forma, Based Upon the Sale in the Offering of

		361,250 Shares	425,000 Shares	488,750 Shares	562,063 Shares (1)

	(Dollars in thousands)

Deposits (2)	$12,324	$12,324	$12,324	$12,324	$12,324
Borrowings	—	—	—	—	—

Total deposits and borrowed funds	$12,324	$12,324	$12,324	$12,324	$12,324

Stockholders’ equity:
Preferred stock $0.01 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 4,000,000 shares authorized; assuming shares outstanding as shown (3)	—	4	4	5	6
Additional paid-in capital	—	2,969	3,606	4,243	4,975
Retained earnings (4)	5,478	5,478	5,478	5,478	5,478

Accumulated other comprehensive loss	(22)	(22)	(22)	(22)	(22)
Less:
Common stock to be acquired by employee stock ownership plan (5)	—	(289)	(340)	(391)	(450)
Common stock to be acquired by stock recognition and retention plan (6)	—	(145)	(170)	(196)	(225)

Total stockholders’ equity	$5,456	$7,995	$8,556	$9,117	$9,762

Total stockholders’ equity as a percentage of total assets (2)	30.54%	39.18%	40.81%	42.35%	44.03%

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of St. Joseph Bancorp, Inc. common stock pursuant to a stock option plan. If this plan is implemented, an amount up to 10% of the shares of St. Joseph Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. See “Management—Benefit Plans.”

(4)

The retained earnings of Midwest Federal Savings will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(5)

Assumes that 8.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from St. Joseph Bancorp, Inc. The loan will be repaid principally from Midwest Federal Savings’ contributions to the employee stock ownership plan. Since St. Joseph Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on St. Joseph Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As St. Joseph Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock recognition and retention plan will require stockholder approval. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by St. Joseph Bancorp, Inc.

PRO FORMA DATA

          The following tables summarize historical data of Midwest Federal Savings and pro forma data of St. Joseph Bancorp, Inc. at and for the six months ended June 30, 2008 and the year ended December 31, 2007. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

          The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from St. Joseph Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years;

•	total expenses of the stock offering, including the marketing fees to be paid to Sandler O’Neill & Partners, L.P., will be approximately $640,000.

          We calculated pro forma consolidated net income for the six months ended June 30, 2008 and the year ended December 31, 2007 as if the estimated net proceeds we received had been invested at an assumed interest rate of 4.48% and 4.51%, respectively (3.05% and 3.07% on an after-tax basis). This represents the arithmetic average of (i) Midwest Federal Savings’ average yield on interest-earning assets and (ii) the average cost of its deposits in the respective periods, which we consider to more accurately reflect the pro forma reinvestment rate than the yield on a one-year U.S. Treasury bill.

          The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. The book value of St. Joseph Bancorp, Inc. does not take into account intangibles, bad debt reserves or liquidation of assets in the event of a liquidation. It is assumed that St. Joseph Bancorp, Inc. will loan funds to the employee stock ownership plan, between $289,000 and $391,000 of the estimated net proceeds in the offering, or $450,000 if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $3.0 million and $4.2 million, and $5.0 million if the offering range is increased by 15%.

	At or For the Six Months Ended June 30, 2008 Based Upon the Sale at $10.00 Per Share of

	361,250 Shares at Minimum Offering Range	425,000 at Midpoint Offering Range	488,750 at Maximum Offering Range	562,063 at Adjusted Maximum of Offering Range (1)

	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$3,613	$4,250	$4,888	$5,621
Less Expenses	(640)	(640)	(640)	(640)

Estimated net proceeds	$2,973	$3,610	$4,248	$4,981
Less: Common stock purchased by ESOP (2)	(289)	(340)	(391)	(450)
Less: Common stock purchased by stock award plan (3)	(145)	(170)	(196)	(225)

Estimated net cash proceeds	$2,539	$3,100	$3,661	$4,306

For the Six Months Ended June 30, 2008
Consolidated net income:
Historical	$(22)	$(22)	$(22)	$(22)
Pro forma income on net proceeds	39	47	56	66
Pro forma ESOP adjustment (2)	(4)	(4)	(5)	(5)
Pro forma stock award adjustment (3)	(10)	(12)	(14)	(16)
Pro forma stock option adjustment (4)	(18)	(21)	(24)	(27)

Pro forma net income	$(15)	$(11)	$(8)	$(4)

Per share net income
Historical	$(0.07)	$(0.06)	$(0.05)	$(0.04)
Pro forma income on net proceeds, as adjusted	0.12	0.12	0.12	0.13
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share (5)	$(0.04)	$(0.03)	$(0.02)	$—

Offering price as a multiple of pro forma net loss per share	NM *	NM *	NM *	NM *

Number of shares outstanding for pro forma net income per share calculations	332,832	391,567	450,302	517,847

At June 30, 2008
Stockholders’ equity:
Historical	$5,456	$5,456	$5,456	$5,456
Estimated net proceeds	2,973	3,610	4,248	4,981
Less: Common stock acquired by ESOP (2)	(289)	(340)	(391)	(450)
Less: Common stock acquired by stock-based incentive plan (3) (4)	(145)	(170)	(196)	(225)

Pro forma stockholders’ equity	$7,995	$8,556	$9,117	$9,762

Stockholders’ equity per share:
Historical	$15.10	$12.84	$11.16	$9.71
Estimated net proceeds	8.23	8.49	8.69	8.86
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based incentive plan (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$22.13	$20.13	$18.65	$17.37

Offering price as percentage of pro forma stockholders’ equity per share	45.19%	49.68%	53.62%	57.57%

Number of shares outstanding for pro forma book value per share calculations	361,250	425,000	488,750	562,063

(footnotes begin on following page)

*	Not Meaningful

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.

(2)

Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from St. Joseph Bancorp, Inc. Midwest Federal Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Midwest Federal Savings’ total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Midwest Federal Savings, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 32.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 482, 567, 652 and 749 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by St. Joseph Bancorp, Inc.’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from St. Joseph Bancorp, Inc. or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by St. Joseph Bancorp, Inc. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the six months ended June 30, 2008 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 32.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(4)

If approved by St. Joseph Bancorp, Inc.’s stockholders, the stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.23 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 32.0%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 9.1%.

(5)

Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock recognition and retention plan shares. See note 2, above.

(6)

The retained earnings of Midwest Federal Savings will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

	At or For the Year Ended December 31, 2007 Based Upon the Sale at $10.00 Per Share of

	361,250 Shares at Minimum Offering Range	425,000 at Midpoint Offering Range 9,000,000	488,750 at Maximum Offering Range	562,063 at Adjusted Maximum of Offering Range (1)

	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$3,613	$4,250	$4,888	$5,621
Less Expenses	(640)	(640)	(640)	(640)

Estimated net proceeds	$2,973	$3,610	$4,248	$4,981
Less: Common stock purchased by ESOP (2)	(289)	(340)	(391)	(450)
Less: Common stock purchased by stock award plan (3)	(145)	(170)	(196)	(225)

Estimated net cash proceeds	$2,539	$3,100	$3,661	$4,306

For the Year Ended December 31, 2007
Consolidated net income:
Historical	$6	$6	$6	$6
Pro forma income on net proceeds	78	95	112	132
Pro forma ESOP adjustment (2)	(7)	(8)	(9)	(10)
Pro forma stock award adjustment (3)	(20)	(23)	(27)	(31)
Pro forma stock option adjustment (4)	(35)	(41)	(47)	(54)

Pro forma net income	$22	$29	$35	$43

Per share net income
Historical	$0.02	$0.02	$0.01	$0.01
Pro forma income on net proceeds, as adjusted	0.23	0.24	0.25	0.25
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.11)	(0.10)	(0.10)	(0.10)

Pro forma net income per share (5)	$0.06	$0.08	$0.08	$0.08

Offering price as a multiple of pro forma net earnings per share	166.67	125.00	125.00	125.00

Number of shares outstanding for pro forma net income per share calculations	333,313	392,133	450,953	518,596

At December 31, 2007
Stockholders’ equity:
Historical	$5,483	$5,483	$5,483	$5,483
Estimated net proceeds	2,973	3,610	4,248	4,981
Less: Common stock acquired by ESOP (2)	(289)	(340)	(391)	(450)
Less: Common stock acquired by stock-based incentive plan (3) (4)	(145)	(170)	(196)	(225)

Pro forma stockholders’ equity	$8,022	$8,583	$9,144	$9,789

Stockholders’ equity per share:
Historical	$15.18	$12.90	$11.22	$9.76
Estimated net proceeds	8.23	8.49	8.69	8.86
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based incentive plan (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$22.21	$20.19	$18.71	$17.42

Offering price as percentage of pro forma stockholders’ equity per share	45.02%	49.53%	53.45%	57.41%

Number of shares outstanding for pro forma book value per share calculations	361,250	425,000	488,750	562,063

(footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.

(2)

Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from St. Joseph Bancorp, Inc. Midwest Federal Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Midwest Federal Savings’ total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Midwest Federal Savings, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 32.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 963, 1,133, 1,303 and 1,499 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by St. Joseph Bancorp, Inc.’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from St. Joseph Bancorp, Inc. or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by St. Joseph Bancorp, Inc. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended December 31, 2007 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 32.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(4)

If approved by St. Joseph Bancorp, Inc.’s stockholders, the stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.23 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 32.0%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 9.1%.

(5)

Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock recognition and retention plan shares. See note 2, above.

(6)

The retained earnings of Midwest Federal Savings will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          This section is intended to help potential investors understand the financial performance of Midwest Federal Savings. This section should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements that appear elsewhere in this prospectus. St. Joseph Bancorp, Inc. did not exist at June 30, 2008; therefore, the information reflected in this section reflects the financial performance of Midwest Federal Savings and its subsidiary.

Overview

          Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on our deposits. Results of operations are also affected by provisions for loan losses, and other miscellaneous income. Our noninterest expense consists primarily of compensation and employee benefits, office occupancy and general administrative expenses.

          Our results of operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See “Risk Factors” beginning on page 15.

          Historically, our business has consisted primarily of originating one-to four-family real estate loans secured by property in our market area and investing in mortgage-backed and investment securities. Typically, one-to four-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction and consumer loans. Our loans are primarily funded by certificates of deposit and, to a lesser extent, savings accounts. Certificates of deposit typically have a higher interest rate than savings accounts. The combination of these factors along with our significant percentage of assets in investment securities, which are lower yielding securities, has resulted in low interest rate spreads and returns on equity. Because investment securities generally yield less than loans, however, our net interest margin has been further pressured.

          Following the completion of the conversion and offering, we anticipate that our non-interest expenses will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the employee stock ownership plan and the adoption of one or more stock-based incentive plans, if approved by St. Joseph Bancorp, Inc.’s stockholders. In addition, we expect that our non-interest expenses will increase as a result of our branch expansion plans, and our plan to hire additional employees, including a commercial loan officer.

Critical Accounting Policies

          In reviewing and understanding financial information for Midwest Federal Savings, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the Notes to our Consolidated Financial Statements. The accounting and financial reporting policies of Midwest Federal Savings conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policy comprises those that management believes is the most critical to aid in fully understanding and evaluating our reported financial results. This policy requires numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolios as well as consideration of general loss experience. All of these estimates may be susceptible to significant change.

          While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of its examination processes, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Business Strategy

          Our business plan is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential mortgage lending, and we will continue to offer these types of loans. However, we intend to introduce additional loan products, including commercial real estate loans and various types of consumer loans, and to originate more construction loans and second mortgage loans. We also intend to introduce commercial checking accounts and focus on growing transaction deposit accounts, as well as to offer debit cards and internet banking for our customers. There can be no assurances that we will successfully implement our business strategy.

          We were established in St. Joseph, Missouri in 1923, and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We deliver personalized service and respond promptly to customer needs and inquiries. We believe that our community orientation is attractive to our customers and distinguishes us from the larger banks that operate in our area.

          Highlights of our business strategy are as follows:

•

Continuing to Emphasize Residential Real Estate Lending. Historically, we have emphasized one- to four-family, fixed-rate residential lending within our market area. As of June 30, 2008, $9.8 million, or 97.7%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the six months ended June 30, 2008 and year ended December 31, 2007, we originated $1.6 million and $1.5 million, respectively, of one- to four-family residential mortgage loans. In addition, to a lesser extent, we originate construction/permanent loans and second mortgage loans. We intend to continue to emphasize residential real estate lending, although we will expand and diversify the types of loans we originate for our portfolio. After the conversion, we intend to implement a program to originate adjustable-rate residential mortgage loans. In addition, we expect to sell a portion of our fixed-rate residential loan originations in the secondary market. We believe our focus on residential real estate lending, which carries a lower credit risk than commercial real estate and consumer loans, contributes to our high asset quality.

•

Grow and Diversify our Loan Portfolio by Originating Commercial Real Estate Loans, Construction Loans, and Consumer Loans. Our business plan anticipates that we will emphasize the origination of commercial real estate loans. These loans provide higher returns than loans secured by one- to four-family real estate. Commercial real estate loans, however, involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on these loans are often dependent on the successful operation or management of the properties or business, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. We intend to hire a commercial loan officer with experience in commercial real estate lending. We also intend to increase our originations of construction loans, and a variety of consumer loans, including second mortgage and home equity lines of credit, and to a lesser extent automobile, boat and recreational vehicle loans. As of June 30, 2008, $189,000, or 2.1%, of our loan portfolio consisted of second mortgage loans. At that date, we had no commercial real estate loans, home equity lines of credit or construction loans.

•

Continue to Maintain Strong Asset Quality. We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow our loan portfolio while keeping nonperforming assets to a minimum. We use underwriting standards that we believe are conservative, and we diligently monitor collection efforts. At June 30, 2008, we did not have any nonperforming loans in our loan portfolio. Although we intend to diversify our lending activities by emphasizing commercial real estate loans, construction loans and consumer loans after the stock offering, we intend to maintain our conservative approach to underwriting loans.

•

Building Core and Other Deposits. We currently offer NOW accounts, savings accounts and certificates of deposit. At June 30, 2008, certificates of deposit represented 80.3% of our total deposits. We intend to introduce new commercial checking accounts and focus on growing transaction deposit accounts after the conversion. Checking accounts, NOW accounts and savings accounts are generally lower-cost sources of funds than certificate of deposits and are less sensitive to withdrawal when interest rates fluctuate. As we grow our commercial loan portfolio, we expect to attract core deposits from our new commercial loan customers.

•

Offering New Products and Services. We are currently developing new products for our customers, including debit cards and on-line banking. We expect to begin offering debit cards by the fourth quarter of 2008. We anticipate implementing an online banking program in 2009. We expect that these new products will help to maintain and increase our deposit base and will attract business and retail customers.

•

Expanding Market Presence through New Offices. We intend to pursue opportunities to expand our franchise in our market area by opening additional banking offices and, possibly, through acquisitions of other financial institutions and banking related businesses. Our business plan contemplates opening a new branch office in St. Joseph, Missouri in 2010. The costs anticipated to be incurred to open a new branch office are expected to be approximately $1.0 million. We have no current plans, understandings or agreements with respect to any acquisitions.

•

Maintaining a Strong Capital Position. Our policy has always been to protect the safety and soundness of our institution through conservative risk management, sound operations and a strong capital position. We have consistently maintained capital in excess of regulatory requirements. Our equity to total assets ratio was 30.6% at June 30, 2008.

Comparison of Financial Condition at June 30, 2008 and December 31, 2007 and 2006

          Total assets decreased $570,000, or 3.1%, to $17.9 million at June 30, 2008, from $18.4 million at December 31, 2007. This decrease was primarily the result of a decrease of $1.2 million in interest- earning deposits in other institutions and a decrease of $911,000 in securities, partially offset by an increase of $454,000 in cash and cash equivalents and a $974,000 increase in loans. Total assets increased $219,000, or 1.2%, to $18.4 million at December 31, 2007 from $18.2 million at December 31, 2006. The increase was primarily the result of a $1.2 million increase in interest-earning deposits and a $223,000 increase in loans, offset by a $1.2 million decrease in securities.

          Interest-earning deposits decreased $1.2 million, or 41.8%, to $1.6 million at June 30, 2008 from $2.8 million at December 31, 2007. This decrease in interest-earning deposits was primarily due to term deposits maturing, as well as our continued emphasis to grow our loan portfolio in our market area, as net loans increased $974,000 from December 31, 2007. Interest-earning deposits increased $1.2 million, or 71.9%, to $2.8 million at December 31, 2007 from $1.6 million at December 31, 2006. The decrease in interest-earning deposits was primarily attributable to investing in shorter term securities to take advantage of the higher market rates obtainable with the maturities of available-for-sale securities.

          Available-for-sale securities decreased $911,000, or 15.2%, to $5.1 million at June 30, 2008 from $6.0 million at December 31, 2007. Available-for-sale securities decreased $1.2 million, or 16.6%, to $6.0 million at December 31, 2007 from $7.2 million at December 31, 2006. The change in securities was attributable to maturities and principal payments, purchases of securities, changes in market value of securities, and using more funds to service the growth in our loan portfolio. We expect that as our securities mature in the future, we will use such funds primarily to fund loan growth, thereby reducing the size of our securities portfolio as a percentage of total assets.

          Net loans increased $974,000, or 10.8%, to $10.0 million at June 30, 2008, from $9.0 million at December 31, 2007. Net loans increased $223,000, or 2.5%, to $9.0 million at December 31, 2007 from $8.8 million at December 31, 2006. The increase during each of these periods reflected a continued emphasis in growing our loan portfolio in our market area.

          Our allowance for loan losses totaled $18,000 at June 30, 2008 and December 31, 2007, compared to $10,000 at December 31, 2006. At June 30, 2008, our allowance for loan losses totaled 0.18% of total loans. Management will continue to monitor the allowance for loan losses as economic conditions and our performance dictate. Although we maintain our allowance for loan losses at a level which we consider to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

          Deposits decreased $565,000, or 4.4%, to $12.3 million at June 30, 2008 from $12.9 million at December 31, 2007. The decrease in deposits was due to market fluctuation and competition in our market area. Deposits increased $92,000, or 0.7%, to $12.9 million at December 31, 2007 from $12.8 million at December 31, 2006.

          Total equity decreased $27,000, or 0.5%, to $5.45 million at June 30, 2008 from $5.48 million at December 31, 2007, primarily reflecting Midwest Federal’s net loss during the six months ended June 30, 2008. Accumulated other comprehensive loss increased $5,000, or 27.3%, to $22,000 at June 30, 2008 from $17,000 at December 31, 2007. Total equity increased $108,000, or 2.0%, to $5.5 million at December 31, 2007 from $5.4 million at December 31, 2006 due primarily to a decrease in accumulated other comprehensive loss of $102,000, or 85.7%, to $17,000 at December 31, 2007 from $119,000 at December 31, 2007.

Comparison of Operating Results for the Six Months Ended June 30, 2008 and 2007

          Net Income (Loss). We experienced a net loss for the period end June 30, 2008 of $22,000 compared to net income of $21,000 for the period ended June 30, 2007. The decrease in net income resulted primarily from an increase of $44,000 in non-interest expense, reflecting higher salaries and employment benefits expense.

          Net Interest Income. Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them. For the six months ended June 30, 2008, net interest income decreased by $2,000, or 0.7%, to $232,000 from $234,000 for the six months ended June 30, 2007. The decrease reflected a decrease of $11,000 in interest income to $460,000 for the 2008 period from $471,000 for the 2007 period, which was partially offset by a decrease of $10,000 in interest expense to $227,000 for the 2008 period from $237,000 for the 2007 period. The decrease in interest income to $460,000 for the six months ended June 30, 2008 from $471,000 for the six months ended June 30, 2007 reflected decreased average balances of mortgage backed and investment securities. The decrease in interest expense to $227,000 for the six months ended June 30, 2008 from $237,000 for the six months ended June 30, 2007 was primarily due to a $502,000 decrease in average interest bearing liabilities.

          For the six months ended June 30, 2008 and the six months ended June 30, 2007, the average yield on interest-earning assets was 5.29% and 5.24%, respectively. The average cost of interest-bearing liabilities was 3.66% for the six months ended June 30, 2008, compared to 3.67% for the six months ended June 30, 2007. The average balance of interest-earning assets decreased by $585,000 to $17.5 million for the six months ended June 30, 2008 from $18.1 million for the six months ended June 30, 2007. The average balance of interest-bearing liabilities decreased by $502,000 to $12.4 million for the six months ended June 30, 2008 from $12.9 million for the same period ended June 30, 2007.

          Our average interest rate spread was 1.63% for the six months ended June 30, 2008 compared to 1.57% for the six months ended June 30, 2007. The average net interest margin was 2.68% for the six months ended June 30, 2008 compared to 2.60% for the six months ended June 30, 2007.

          Provision for Loan Losses. The provision for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. The provision for loan losses is evaluated on a regular basis by our management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. For the six months ended June 30, 2008 and 2007 no provision for loan losses was recorded. There were no non-performing loans, loans delinquent 60 days or more, charge-offs or recoveries during the six months ended June 30, 2008 or 2007.

          Non-Interest Income. Non-interest income was $800 for the six months ended June 30, 2008 and $1,500 for the six months ended June 30, 2007.

          Non-Interest Expense. Non-interest expense increased by $44,000, or 20.9%, to $256,000 for the six months ended June 30, 2008 from $212,000 for the six months ended June 30, 2007, reflecting a $38,000 increase in salaries and employee benefits due to increased staffing and defined benefit plan expense and smaller increases in various components of non-interest expense.

          Income Taxes. The provision (credit) for income taxes decreased by $3,000 to $(600) for the six months ended June 30, 2008 from $2,600 for the six months ended June 30, 2007.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

          Net Income. Net income decreased by $15,000, or 71.6%, to $6,000 for the year ended December 31, 2007 from $21,000 for the year ended December 31, 2006. The decrease was primarily due to a decrease in net interest income of $26,000, or 5.4%, to $458,000 for the year ended December 31, 2007 from $484,000 for the year ended December 31, 2006. Non-interest expense decreased $13,000, to $449,000 for the year ended December 31, 2007 from $462,000 for the year ended December 31, 2006. The provision for loan losses increased by $3,000 to $8,000 for the year ended December 31, 2007 from $5,000 for the year ended December 31, 2006.

          Net Interest Income. Net interest income decreased by $26,000, or 5.4%, to $458,000 for the year ended December 31, 2007, from $484,000 for the year ended December 31, 2006. The decrease primarily resulted from the combined effects of an increase of $98,000 in interest income to $945,000 in 2007 from $847,000 in 2006, which was offset by an increase of $124,000 in interest expense to $487,000 for the year ended December 31, 2007 from $363,000 for the year ended December 31, 2006. The increase in interest income was mainly the result of a $1.9 million increase in the average balance of loans due to continued emphasis to grow its loan portfolio in the market area and an offset by a decrease in the average balance of available for sale securities of $1.3 million. Interest expense increased primarily as a result of an increase in certificate accounts and a 68 basis points increase in rates paid.

          For the year ended December 31, 2007 the average yield on interest-earning assets was 5.23% compared to 5.02% for 2006. The average cost of interest-bearing liabilities was 3.79% for the year ended December 31, 2007 compared to 3.09% for 2006. The average balance of interest-earnings assets increased by $1.2 million to $18.1 million for the year ended December 31, 2007, compared to $16.9 million for the year ended December 31, 2006. The average balance of interest-bearing liabilities increased by $1.2 million to $12.9 million for the year ended December 31, 2007 from $11.7 million for the year ended December 31, 2006.

          Due to higher funding costs, the average interest rate spread was 1.45% for the year ended December 31, 2007 compared to 1.93% in 2006. The average net interest margin was 2.54% for the year ended December 31, 2007 compared to 2.87% for the year ended December 31, 2006.

          Provision for Loan Losses. The provision for loan losses increased $3,000, or 60%, to $8,000 for the year ended December 31, 2007 from $5,000 for the year ended December 31, 2006 due to an increase in the loan volume and uncertainty of the housing market.

          Non-Interest Income. Non-interest income was $2,200 for the year ended December 31, 2007 and $1,900 for the year ended December 31, 2006.

          Non-Interest Expense. Non-interest expense decreased by $13,000 to $449,000 for the year ended December 31, 2007 from $462,000 for the year ended December 31, 2006. The decrease reflected a decrease of $7,000 in salaries and employee benefits and a decrease in other non interest expenses.

          Income Taxes. The provision (credit) for income taxes increased $500 to $(2,800) for the year ended December 31, 2007, from $(2,300) for the year ended December 31, 2006.

Average Balances and Yields

          The following tables set forth average balance sheets, average yields and costs, and certain other information at the date and for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances where available; otherwise average monthly balances have been used. We did not have any non-accrual loans during the periods presented. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

			Six Months Ended June 30,

	At June 30, 2008		2008			2007

	Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Cost

					(Dollars in thousands)

Interest-earning assets:
Loans	$9,974	6.26%	$9,749	$303	6.22%	$8,666	$270	6.23%
Available for sale securities	5,080	4.25	5,226	115	4.40	6,926	140	4.04
FHLB stock	143	4.20	143	3	4.20	143	3	4.20
Interest-earning deposits	1,600	3.75	2,420	39	3.22	2,388	58	4.86

Total interest-earning assets	16,797	5.43	17,538	460	5.29	18,123	471	5.24
Non-interest-earning assets	1,060		463			229

Total assets	$17,857		$18,001			$18,352

Interest-bearing liabilities:
Savings deposits	$2,202	1.24	$2,113	13	1.23	$2,316	15	1.30
NOW accounts	222	0.92	232	1	0.86	223	1	0.90
Certificates of deposit	9,900	3.85	10,074	213	4.23	10,382	221	4.26

Total deposits	12,324	3.33	12,419	227	3.66	12,921	237	3.67

Total interest-bearing liabilities	12,324	3.33	12,419	227	3.66	12,921	237	3.67
Non-interest-bearing liabilities	77		119			101

Total liabilities	12,401		12,538			13,022
Retained earnings	5,456		5,463			5,330

Total liabilities and retained earnings	$17,857		$18,001			$18,352

Net interest income				$233			$234

Net interest rate spread (1)		2.10%			1.63%			1.57%
Net interest-earning assets (2)	$4,473		$4,976			$5,059

Net interest margin (3)					2.68%			2.60%
Average of interest-earning assets to interest-bearing liabilities					140.07%			139.15%

	Years Ended December 31,

	2007			2006

	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost

			(Dollars in thousands)

Interest-earning assets:
Loans	$8,740	$547	6.26%	$6,847	$416	6.08%
Available for sale securities	6,673	302	4.53	8,018	334	4.17
FHLB stock	143	6	4.20	143	5	3.50
Interest-earning deposits	2,501	90	3.60	1,868	92	4.93

Total interest-earning assets	18,057	945	5.23	16,876	847	5.02
Non-interest-earning assets	276			247

Total assets	$18,333			$17,123

Interest-bearing liabilities:
Savings deposits	$2,227	27	1.21	$2,658	33	1.28
NOW accounts	221	2	0.90	248	2	0.81
Certificates of deposit	10,418	458	4.40	8,828	328	3.72

Total deposits	12,866	487	3.79	11,734	363	3.09

Total interest-bearing liabilities	12,866	487	3.79	11,734	363	3.09
Non-interest-bearing liabilities	118			100

Total liabilities	12,984			11,834
Retained earnings	5,349			5,289

Total liabilities and retained earnings	$18,333			$17,123

Net interest income		$458			$484

Net interest rate spread (1)			1.45%			1.93%
Net interest-earning assets (2)	$5,191			$5,142

Net interest margin (3)			2.54%			2.87%
Average of interest-earning assets to interest-bearing liabilities			140.35%			143.82%

Rate/Volume Analysis

          The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30, 2008 vs. 2007			Years Ended December 31, 2007 vs. 2006

	Increase (Decrease) Due to		Total Increase (Decrease) Rate	Increase (Decrease) Due to		Total Increase (Decrease) Rate

	Volume	Rate		Volume	Rate

	(Dollars in thousands)

Interest-earning assets:
Loans	$33	$—	$33	$119	$12	$131
Available for sale securities	(37)	12	(25)	(61)	29	(32)
FHLB stock	—	—	—	—	1	1
Interest-earning deposits	—	(19)	(19)	23	(25)	(2)

Total interest-earning assets	(4)	(7)	(11)	81	17	98

Interest-bearing liabilities:
Savings deposits	(1)	(1)	(2)	(5)	(1)	(6)
NOW accounts	—	—	—	—	—	—
Certificates of deposit	(6)	(2)	(8)	70	60	130

Total deposits	(7)	(3)	(10)	65	59	124
Total interest-bearing liabilities	(7)	(3)	(10)	65	59	124

Change in net interest income (loss)	$3	$(4)	$(1)	$16	$(42)	$(26)

Management of Market Risk

          General. Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

          We have emphasized the origination of fixed-rate mortgage loans for retention in our portfolio in order to maximize our net interest income. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. However, this negative impact is expected to be mitigated somewhat by the net proceeds from the offering which will support the future growth of our interest-earning assets. In addition, we have sought to manage and mitigate our exposure to interest rate risks in the following ways:

•	We maintain relatively high levels of short-term liquid assets. At June 30, 2008, our short-term liquid assets totaled $2.0 million;

•	We lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies;

•	We invest in shorter- to medium-term securities and in securities with step-up rate features providing for increased interest rates prior to maturity according to a pre-determined schedule; and

•	We maintain high levels of capital.

In the future, we intend to take additional steps to reduce interest rate risk, including originating adjustable-rate residential mortgage loans and selling a portion of the fixed-rate residential loans that we originate in the secondary market.

          Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 200 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

          Quantitative Analysis. The table below sets forth, as of June 30, 2008, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in NPV			NPV as a Percentage of Present Value of Assets (3)

Change in Interest Rates (basis points) (1)
	Estimated NPV (2)				NPV Ratio (4)	Change in Basis Points
		Amount	Percent

	(Dollars in thousands)

+300	$4,345	$(1,377)	(24	) %	26.11%	(522)
+200	4,802	(919)	(16)		27.95	(337)
+100	5,271	(451)	(8)		29.73	(160)
+50	5,506	(215)	(4)		30.58	(75)
0	5,722	—	—		31.32	—
-100	5,898	176	3		31.91	58
-200	6,044	322	6		32.36	104

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.

          The table above indicates that at June 30, 2008, in the event of a 200 basis point increase in interest rates, we would experience a 16% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 3% increase in net portfolio value

          Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

          Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities of securities. In addition, we have the ability to borrow funds from the Federal Home Loan Bank of Des Moines. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

          Our Board of Directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2008.

          We regularly monitor and adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

          Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other institutions. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2008, cash and cash equivalents totaled $590,000 and interest-bearing deposits in other institutions totaled $1.6 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5.1 million at June 30, 2008. On June 30, 2008, we had no outstanding borrowings from the Federal Home Loan Bank of Des Moines. We have the ability to borrow from the Federal Home Loan Bank of Des Moines, although we have not currently established any credit lines.

          At June 30, 2008, we had no loan commitments outstanding. In addition, at that date, we had no unused lines of credit to borrowers. Certificates of deposit due within one year of June 30, 2008 totaled $5.6 million, or 56.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay on the certificates of deposit due on or before June 30, 2009. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

          Our primary investing activities are originating loans, and purchasing interest-earning deposits and securities. During the six months until June 30, 2008 and the years ended December 31, 2007 and 2006, we originated $1.6 million, $1.5 million and $4.6 million, respectively, of loans. During the six months until June 30, 2008, and the years ended December 31, 2007 and 2006, we had net (purchases) proceeds of interest-earning deposits totaling $1.2 million, $(1.2) million and $(275,000), respectively. During those periods, we had net decreases in securities of $903,000, $1.3 million and $2.0 million, respectively.

          Financing activities consist primarily of activity in deposit accounts. We experienced a net decrease in total deposits of $565,000 for the six months ended June 30, 2008, and a net increase in total deposits of $92,000 for the year ended December 31, 2007. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

          Midwest Federal Savings is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2008, Midwest Federal Savings exceeded all regulatory capital requirements. Midwest Federal Savings is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 7 of the Notes to the Consolidated Financial Statements.

          The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements

          As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 12 of the Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements

          In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 as of January 1, 2007, and the adoption had no significant impact on our Consolidated Financial Statements. Midwest Federal Savings and its subsidiary file U.S. Federal income tax returns and State of Missouri income tax returns. With few exceptions, we are no longer subject to U.S. Federal or state income tax examinations by tax authorities for years before 2004.

          In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements,” which provides guidance for using fair value to measure assets and liabilities. The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FASB Statement No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, that FASB Statement No. 157 may have on our Consolidated Financial Statements.

          In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment to FASB Statement No. 115.” This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB’s stated objective in issuing this standard is as follows: “to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.”

          The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the impact, if any, that FASB Statement No. 159 may have on our Consolidated Financial Statements.

          In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations,” which replaced Statement No. 141. Statement No. 141R retains the fundamental requirements of Statement No. 141, but revises certain principles, including the definition of a business combination, the recognition, and measurement of assets acquire and liabilities assumed in a business combination, the accounting for goodwill, and financial statement disclosure. This statement is effective for annual periods beginning after December 15, 2008. We are evaluating the impact, if any, the adoption of FASB Statement No. 141R will have on our Consolidated Financial Statements.

Impact of Inflation and Changing Prices

          Our Consolidated Financial Statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF ST. JOSEPH BANCORP, INC.

          St. Joseph Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Midwest Federal Savings. We will retain up to 50% of the net proceeds from the offering and invest 50% of the remaining net proceeds in Midwest Federal Savings as additional capital in exchange for 100% of the outstanding shares of common stock of Midwest Federal Savings. St. Joseph Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

          In the future, St. Joseph Bancorp, Inc., as the holding company of Midwest Federal Savings, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions.

          Following the offering, our cash flows will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Midwest Federal Savings. Initially, St. Joseph Bancorp, Inc. will neither own nor lease any property, but will instead use its subsidiary’s premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Midwest Federal Savings to serve as officers of St. Joseph Bancorp, Inc. We will, however, use the support staff of Midwest Federal Savings from time to time. We will pay a fee to Midwest Federal Savings for the time devoted to St. Joseph Bancorp, Inc. by employees of Midwest Federal Savings. However, these persons will not be separately compensated by St. Joseph Bancorp, Inc. St. Joseph Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF MIDWEST FEDERAL SAVINGS

General

          Midwest Federal Savings was founded in 1923 as a state-chartered mutual savings and loan association with the name Midwest Savings and Loan Association. In 1935, Midwest Federal Savings converted to a federal mutual savings association charter and adopted its current name. Midwest Federal Savings has one office located in St. Joseph, Missouri. Midwest Federal Savings is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation under the Deposit Insurance Fund. Midwest Federal Savings is a member of the Federal Home Loan Bank System.

          Midwest Federal Savings has been, and continues to be, a community-oriented savings institution offering a variety of financial products and services to meet the needs of the communities we serve. We were established primarily to serve the home financing needs of the public. Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans. We hold our loans for long-term investment purposes. We also invest in various investment securities. Our revenues are derived principally from interest on loans and investments. Our primary sources of funds are deposits, and principal and interest payments on loans and securities.

Market Area

          Midwest Federal Savings primarily serves communities located in Buchanan and Andrew Counties in Missouri from its main office in St. Joseph. St. Joseph is the largest city in Northwest Missouri and is located near the Missouri/Kansas border approximately 35 miles north of Kansas City. It is the 8th largest city in the state, serving as the county seat for Buchanan County. Buchanan and Andrew Counties have estimated populations of 86,000 and 17,000, respectively, as of 2007. Since 2000, these Counties have experienced little population growth. The Buchanan County population has increased 0.1% since 2000, and the Andrew County population has increased 3.9% since 2000. St. Joseph, in Buchanan County, has a diversified economy with major employers in the fields of education, health and social services, healthcare, animal pharmaceuticals, and retail trade. The largest employers in St. Joseph are Heartland Health, Triumph Foods and the St. Joseph School District. Andrew County is primarily an agricultural county with livestock, grain and fruit farms.

          Estimated per capita annual income for 2007 was approximately $22,400 for Buchanan County, and $24,300 for Andrew County, as compared to the Missouri state average of $25,500 and the United States average of $27,900. Median household income levels showed similar patterns, as Buchanan and Andrew Counties reported income of $43,200 and $49,600, respectively, compared to $47,600 for the Missouri state average and $53,200 for the United States average. The April 2008 unemployment rate was 4.2% and 3.4%, respectively, in Buchanan and Andrew Counties, compared to 4.9% in the state of Missouri and 5.0% in the United States.

Competition

          We face significant competition in both originating loans and attracting deposits. Our market area has a large number of financial institutions, most of which are significantly larger institutions with greater financial resources than Midwest Federal Savings, and all of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as mutual funds, securities and brokerage firms and insurance companies.

Lending Activities

          Our principal lending activity is the origination of fixed-rate, one- to four-family residential loans with terms of up to 30 years. To a lesser extent, we also originate construction/permanent loans to individuals for the construction and permanent financing of one- to four-family dwellings, second mortgage loans and deposit account loans. We retain in our portfolio all loans that we originate. Although our lending policies permit the origination of commercial real estate loans, commercial business loans and other types of consumer loans, our loan portfolio has generally not included such loans in recent years. At June 30, 2008, one- to four-family residential mortgage loans totaled $9.8 million, or 97.7% of our loan portfolio, commercial business loans totaled $63,000, or 0.6% of our loan portfolio, and deposit account loans totaled $164,000, or 1.6% of our loan portfolio. At that date, second mortgage loans, which are included in the one- to four-family residential mortgage loan category, totaled $189,000, or 2.1% of our loan portfolio.

          Our lending activities have increased significantly in recent years since Ralph E. Schank was hired in May 2005. For several years prior to that date, Midwest Federal Savings was not very active in the real estate lending market, but under a new business strategy and with Mr. Schank joining our management team in 2005, Midwest Federal Savings has more actively pursued lending activities. As a result, we have grown our loan portfolio from $3.3 million at June 30, 2004 to $10.0 million at June 30, 2008.

          After the conversion, we plan to implement a program to continue to expand and diversify our loan portfolio. Specifically, in addition to our continuing emphasis on one-to four-family residential lending, we intend to diversify our loan portfolio by focusing on the origination of commercial real estate loans, which we expect will represent an increasing portion of our loan portfolio in future years. In addition, we intend to increase our originations of construction loans and second mortgage loans, and also to implement a home equity line of credit program. To a lesser extent, we intend to originate other types of consumer loans, such as automobile, boat and recreational vehicle loans. We also intend to begin to originate adjustable-rate residential mortgage loans. In conjunction with our expanded lending activities, we expect to hire additional staff, including a commercial loan officer.

          Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At June 30, 2008		At December 31,

			2007		2006

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real Estate:
One- to four-family(1)	$9,769	97.73%	$8,653	95.89%	$8,625	98.09%
Construction	—	—	280	3.10	98	1.11

Total real estate	9,769	97.73	8,933	98.99	8,723	99.20

Consumer and other loans:
Commercial	63	0.63	66	0.73	—	—
Deposit account	164	1.64	25	0.28	70	0.80

Total consumer and other loans	227	2.27	91	1.01	70	0.80

Total loans	9,996	100.00%	9,024	100.00%	8,793	100.00%

Premiums and net deferred loan costs	4		5		5
Loans in process	—		—		—
Allowance for loan losses	18		18		10

Total loans, net	$9,974		$9,001		$8,778

(1)	Includes second mortgage loans.

          Loan Portfolio Maturities and Yields. The following table sets forth certain information at December 31, 2007 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain loans to reprice prior to maturity dates. Demand loans, loans having no stated repayment schedule, and overdraft loans are reported as being due in one year or less.

	One-to Four-Family		Commercial		Construction		Consumer (1)		Total

	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate

	(Dollars in thousands)

Due During the Years Ending December 31,
2008	$276	6.88%	$—	—%	$280	6.25%	$25	6.05%	$581	6.54%
2009	4	6.80	—	—	—	—	—	—	4	6.80
2010	15	5.50	—	—	—	—	—	—	15	5.50
2011 to 2012	22	6.51	66	9.00	—	—	—	—	88	8.37
2013 to 2017	615	6.48	—	—	—	—	—	—	615	6.48
2018 to 2022	1,813	6.07	—	—	—	—	—	—	1,813	6.07
2022 and beyond	5,908	6.17	—	—	—	—	—	—	5,908	6.17

Total	$8,653	6.20%	$66	9.00%	$280	6.25%	$25	6.05%	$9,024	6.22%

(1)	Includes loans on deposit accounts.

          The following table sets forth the dollar amount of all fixed- and adjustable-rate loans at December 31, 2007 that are contractually due after December 31, 2008.

	Due After December 31, 2008

	Fixed	Adjustable		Total

	(In thousands)

Real Estate:
One- to four-family	$8,192	$185	(1)	$8,377
Construction	—	—		—

Total real estate loans	8,192	185		8,377

Consumer and other loans:
Commercial	—	66		66
Deposit account	—	—		—

Total consumer and other loans	—	66		66

Total loans	8,192	251		8,443

Premiums and net deferred loan costs	4	—		4
Loans in process	—	—		—
Allowance for loan losses	18	—		18

Total loans, net	$8,170	$251		$8,421

(1)	Consists of one adjustable-rate residential mortgage loan.

          One- to Four-Family Residential Mortgage Loans. Our primary lending activity consists of the origination of first mortgage loans secured by one- to four-family residential property located in our market area. Most of the one- to four-family mortgage loans that we originate are secured by owner-occupied residences, although a portion is secured by investor-owned, non-owner occupied residences. Loans are generated through Midwest Federal Savings’ existing customers and referrals, real estate brokers and other marketing efforts. Midwest Federal Savings generally has limited its real estate loan originations to the financing of properties located within its market area and has not made out-of-state loans. At June 30, 2008, $9.8 million, or 97.7% of our loan portfolio, consisted of one- to four-family residential mortgage loans.

          Our residential mortgage loans generally have terms of 15, 20 or 30 years. We offer only fixed-rate residential loans, and do not currently originate adjustable-rate mortgages. However, following the conversion, we intend to implement a program to originate adjustable-rate residential mortgage loans. All of the loans we originate are retained in our portfolio for long-term investment. We have not sold loans in the secondary mortgage market, and our loans generally are not underwritten for resale in the secondary mortgage market. Our fixed-rate mortgage loans amortize monthly with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

          Under our real estate lending policy, a title insurance policy must be obtained for each real estate loan. We also require fire and extended coverage casualty insurance, in order to protect the properties securing our real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area. Midwest Federal Savings requires borrowers either to advance funds to an escrow account for the payment of real estate taxes and hazard insurance premiums or alternatively to provide us with other proof of the payment of taxes and an effective hazard insurance policy. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

          Our residential mortgage loans customarily include due-on-sale clauses, which are provisions giving us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan.

          We generally limit the maximum loan to value ratio to 80% of the lesser of the appraised value or the purchase price of the property securing the loan, although we will occasionally originate loans with a loan to value ratio up to 90% of the appraised value or purchase price of the property.

          When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Our policy is to obtain credit reports and financial statements on all borrowers and guarantors, and to verify references. Properties securing real estate loans are appraised by Board-approved independent appraisers, although we may rely on county tax records on smaller loans. Appraisals are subsequently reviewed by our loan underwriting committee.

          We do not offer “interest only” loans, where the borrower pays interest for an initial period after which the loan converts to a fully amortizing loan, nor do we offer “Option ARM” or negative amortization loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We also do not make loans that are known as “sub-prime” or “Alt-A” loans.

          Residential Construction Loans. On a limited basis, we originate residential construction loans to individuals for the construction and permanent financing of their personal residence. Our origination of construction/permanent loans has been minimal during recent years, and at June 30, 2008 we had no such loans outstanding. Our business plan adopted in connection with the conversion contemplates an expansion of our construction loan activity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

          Construction loans to individuals are made on the same general terms as our one- to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser. We also review and inspect each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

          Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs.

          Commercial Real Estate Lending. Although our loan policies permit the origination of loans secured by commercial real estate, including multi-family dwellings, during recent years our loan portfolio has not included any such loans. We intend to implement a program emphasizing the origination of commercial real estate loans following the conversion and we expect that such loans will represent a significant portion of our loan portfolio in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

          Loans secured by commercial real estate generally have larger loan balances and more credit risk than one- to four-family mortgage loans. The increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans. If the cash flows from the property are reduced, the borrower’s ability to repay the loan may be impaired. However, commercial real estate loans generally have higher interest rates than loans secured by one- to four-family real estate.

          Consumer Loans. We are authorized to make loans for a variety of personal and consumer purposes. Currently, our consumer loans consist of second mortgage loans and deposit account loans. At June 30, 2008, second mortgage loans totaled $189,000, or 2.1% of total loans, and deposit account loans totaled $164,000, or 1.6% of total loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy”for a discussion of our plans to expand our consumer loan activities.

          Our second mortgage loans are secured by second mortgages on owner-occupied, one- to four-family residences. We do not currently originate home equity lines of credit. Second mortgage loans are generally offered with fixed interest rates and with terms of up to 15 years. We generally offer second mortgage loans with a maximum loan to value ratio of 90% (including senior liens on the collateral property). All of the second mortgage loans in our portfolio are junior to our own first mortgages, and are included as one- to four- family real estate loans in the financial schedules in this prospectus.

          The underwriting standards for second mortgage loans include a title review, a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan, and the value of the collateral securing the loan. At June 30, 2008, our largest second mortgage loan had an outstanding balance of $46,000, and was performing in accordance with its terms.

          Second mortgage loans secured by second mortgages have greater risk than residential mortgage loans secured by first mortgages. When customers default on their loans, we attempt to foreclose on the property or seize the collateral securing the loan. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loan activities, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

          We also make loans secured by deposit accounts at Midwest Federal Savings. Generally, these loans are made at an interest rate that is 2.0% above the account rate for up to 100% of the account balance and for a term through the next maturity date.

          Consumer loans have greater risk than residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles, motorcycles, motor homes and boats. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

          Commercial Business Loans. We generally have not offered commercial business loans. At June 30, 2008, we had one commercial business loan in our portfolio with a balance of $63,000, or 0.6% of our total loans. This loan was a term loan, carried a fixed rate of interest, and was secured by vehicles and equipment. Going forward, we will consider originating additional commercial business loans on a limited basis. We may make secured commercial business loans to customers in our market area for the purpose of acquiring equipment and other general business purposes.

          Our underwriting standards for commercial business loans include a review of the applicant’s tax returns, financial statements, credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan based on cash flows generated by the applicant’s business.

          Commercial business loans generally have higher interest rates and shorter terms than one- to four-family residential loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. We typically require a principal of the company obtaining a commercial business loan to personally sign the note as a co-borrower.

          Loan Originations, Purchases and Sales. Loan originations are obtained through a variety of sources, including referrals from existing customers and real estate brokers. We hold all of our loan originations for long-term investment purposes. We have not purchased any loans but may determine to do so in the future. We also have not sold any loans, although our business plan contemplates the sale of a portion of our fixed-rate loan originations in the future.

          The following table shows our loan origination, sale and principal repayment activity during the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,

	2008	2007	2007	2006

	(In thousands)

Total loans at beginning of period	$9,024	$8,793	$8,793	$5,195

Loans originated:
Real estate:
One- to four-family	1,337	350	1,005	4,152
Construction	87	221	528	452
Consumer and other loans:
Commercial	—	115	—	—
Deposit account	150	—	—	—

Total loans originated	1,574	686	1,533	4,604
Loans purchased	—	—	—	—

Deduct:
Principal repayments	602	536	1,302	1,006
Loan sales	—	—	—	—
Other repayments	—	—	—	—

Net loan activity	972	150	231	3,598

Total loans at end of period	$9,996	$8,943	$9,024	$8,793

          Loan Approval Procedures and Authority. Our lending activities are subject to written, non-discriminatory underwriting standards and loan origination procedures established by Midwest Federal Savings’ Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

          Midwest Federal Savings’ policies and loan approval limits are established by the Board of Directors. Upon receipt of a loan application from a prospective borrower, a credit report, tax returns and verifications are ordered or requested to confirm specific information relating to the loan applicant’s employment, income and credit standing. We require appraisals by independent, licensed, third-party appraisers of all real property secured loans, except where we rely on county tax records on smaller loans. All appraisers are approved by the Board of Directors annually. All loans are processed at our main office. Overdrafts up to $10,000 may be approved by the President or Vice President. Except for overdraft loans, our loan underwriting committee comprised of Ralph E. Schank, John R. Wray and George T. Hopkins, III, approves all loans originated.

          Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited by regulation generally, with certain exceptions, to 15% of our unimpaired capital and reserves. At June 30, 2008, our regulatory limit on loans to one borrower was $818,000. At that date, our largest lending relationship was $555,000 and was secured by five residential real estate properties located in our primary market area. As a result of the conversion, we expect our regulatory loans to one borrower limit will increase. At the midpoint of the offering range, our pro forma lending limit on loans to one borrower will be increased to approximately $1.0 million.

Non-performing and Problem Assets

          When a loan is 15 days past due, we send the borrower a late notice. We generally also contact the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, we mail the borrower a letter reminding the borrower of the delinquency, and we attempt to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and we may recommend foreclosure. A summary report of all loans 30 days or more past due is provided to the Board of Directors of Midwest Federal Savings.

          Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent.

          Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At June 30, 2008	At December 31,

		2007	2006

(Dollars in thousands)

Non-accrual loans:
Real estate:
One- to four-family	$—	$—	$—
Construction	—	—	—
Consumer and other loans:
Commercial	—	—	—
Deposit account	—	—	—

Total consumer and other loans	—	—	—
Total non-accrual loans	—	—	—

Loans delinquent 90 days or more and still accruing:
One- to four-family	—	—	—
Construction	—	—	—
Consumer and other loans:
Commercial	—	—	—
Deposit account	—	—	—

Total consumer and other loans	—	—	—
Total non-performing loans	—	—	—

Foreclosed assets	—	—	—

Total non-performing assets	$—	$—	$—

Ratios:
Non-performing loans to total loans	—%	—%	—%
Non-performing assets to total assets	—%	—%	—%

          At June 30, 2008, Midwest Federal Savings had no loans that were not currently classified as nonaccrual, 90 days past due or impaired but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure as nonaccrual, 90 days past due or impaired.

          On the basis of our review of our assets, we had classified or held as special mention the following assets as of the date indicated:

	At June 30, 2008	At December 31,

		2007	2006

(In thousands)

Substandard	$—	$—	$—
Doubtful	—	—	—
Loss	—	—	—
Special Mention	—	—	—

Total classified and special mention assets	$—	$—	$—

          Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies by type and amount at the dates indicated.

Loans Delinquent For
	60-89 Days		90 Days and Over		Total

	Number	Amount	Number	Amount	Number	Amount

(Dollars in thousands)

At June 30, 2008
Real estate:
One- to four-family	—	$—	—	$—	—	$—
Construction	—	—	—	—	—	—
Consumer and other loans:
Commercial	—	—	—	—	—	—
Deposit account	—	—	—	—	—	—

Total consumer and other loans	—	—	—	—	—	—
Total	—	$—	—	$—	—	$—

At December 31, 2007
Real estate:
One- to four-family	—	$—	—	$—	—	$—
Construction	—	—	—	—	—	—
Consumer and other loans:
Commercial	—	—	—	—	—	—
Deposit account	—	—	—	—	—	—

Total consumer and other loans	—	—	—	—	—	—
Total	—	$—	—	$—	—	$—

At December 31, 2006
Real estate:
One- to four-family	—	$—	—	$—	—	$—
Construction	—	—	—	—	—	—
Consumer and other loans:
Commercial	—	—	—	—	—	—
Deposit account	—	—	—	—	—	—

Total consumer and other loans	—	—	—	—	—	—
Total	—	$—	—	$—	—	$—

          Foreclosed and Repossessed Assets. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until sold. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At June 30, 2008, we had no foreclosed real estate and no repossessed assets.

          Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2008, we had no assets designated as special mention.

          When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as loss, we provide a specific reserve for that portion of the asset that is uncollectible. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at June 30, 2008, we had no classified assets.

Allowance for Loan Losses

          The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The OTS may require Midwest Federal Savings to make additional provisions for estimated loan losses based upon judgments different from those of management.

          The allowance generally consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. At June 30, 2008 and December 31, 2007 and 2006, no specific components were allocated as we had no classified assets.

          We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

          The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,

	2008	2007	2007	2006

(Dollars in thousands)

Balance at beginning of period	$18	$10	$10	$5

Charge-offs:
Real estate:
One- to four-family	—	—	—	—
Construction	—	—	—	—
Consumer and other loans:
Commercial	—	—	—	—
Deposit account	—	—	—	—

Total consumer and other loans	—	—	—	—
Total charge-offs	—	—	—	—

Recoveries:
Real estate:
One- to four-family	—	—	—	—
Construction	—	—	—	—
Consumer and other loans:
Commercial	—	—	—	—
Deposit account	—	—	—	—

Total consumer and other loans	—	—	—	—
Total recoveries	—	—	—	—

Net (charge-offs) recoveries	—	—	—	—
Provision for loan losses	—	—	8	5

Balance at end of year	$18	$10	$18	$10

Ratios:
Net charge-offs to average loans outstanding (annualized)	—%	—%	—%	—%
Allowance for loan losses to non-performing loans at end of period	—	—	—	—
Allowance for loan losses to total loans at end of period	0.18	0.11	0.20	0.11

          Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,			At December 31,

	2008			2007			2006

	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)

Real Estate:
One- to four-family	$17	$9,769	97.73%	$17	$8,653	95.89%	$10	$8,625	98.09%
Construction	—	—	—	—	280	3.10	—	98	1.11

Total real estate	17	9,769	97.73	17	8,933	98.99	10	8,723	99.20

Consumer and other:
Commercial	1	63	0.63	1	66	0.73	—	—	—
Deposit account	—	164	1.64	—	25	0.28	—	70	0.80

Total consumer and other	1	227	2.27	1	91	1.01	—	70	0.80

Total loans	$18	$9,996	100.00%	$18	$9,024	100.00%	$10	$8,793	100.00%

Investment Activities

          General. We are permitted under federal law to invest in various types of liquid assets, including United States Government obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, deposits at the Federal Home Loan Bank of Des Moines, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Within certain regulatory limits, we may also invest a portion of our assets in commercial paper and corporate debt securities. We are also required to maintain an investment in FHLB stock.

          Our investment objectives are to maintain high asset quality, provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The board of directors is also responsible for implementation of the investment policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a quarterly basis, or more frequently if warranted.

          Our current investment policy authorizes us to invest in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations, commercial paper and corporate debt obligations within regulatory parameters. We do not engage in any hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, zero coupon bonds and certain types of structured notes.

          SFAS No. 115 requires that, at the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by our Board of Directors.

          At June 30, 2008, our available for sale investment portfolio totaled $5.1 million, or 28.4% of total assets. We also held $1.6 million in interest-bearing deposits in other institutions and $143,000 in Federal Home Loan Bank of Des Moines stock at June 30, 2008. Our available for sale investment portfolio at June 30, 2008, at amortized cost, consisted of $1.5 million in United States Government and federal agency obligations, $3.4 million of mortgage-backed securities, and $205,000 in municipal obligations.

          United States Government and Federal Agency Obligations. While United States Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments. At June 30, 2008, our United States government and federal agency obligations consisted of a fixed-rate FHLB Bond, and a “step-up” security issued by Fannie Mae. A “step-up” security requires the issuer to pay increased interest rates in the future according to pre-determined schedules.

          Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We have not purchased privately-issued mortgage-backed securities. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. At June 30, 2008, our mortgage-backed securities consisted primarily of mortgage pass-through certificates issued by Freddie Mac.

          Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government.

          Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

          Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

			At December 31,

	At June 30, 2008		2007		2006

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(In thousands)

Securities available for sale:
U.S. Government and federal agency obligations	$1,500	$1,510	$1,999	$2,021	$2,504	$2,458
Municipal securities	205	208	205	207	—	—
Mortgage-backed	3,407	3,362	3,812	3,763	4,859	4,729

Total securities available for sale	$5,112	$5,080	$6,016	$5,991	$7,363	$7,187

          Investment Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2008 are summarized in the following table.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)

Securities available for sale:
U.S. Government and federal agency obligations	$—	—%	$500	5.55%	$—	—%	$1,000	5.13%	$1,500	$1,510	5.27%
Municipal securities	—	—	205	4.62	—	—	—	—	205	208	4.62
Mortgage-backed securities	60	5.24	1,066	3.97	2,281	4.66	—	—	3,407	3,362	4.45

Total	$60	5.24	$1,771	4.52	$2,281	4.66	$1,000	5.13	$5,112	$5,080	4.70

Sources of Funds

          General. Deposits traditionally have been our primary source of funds for our lending and investment activities. In addition to deposits, we derive funds primarily from principal and interest payments on loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, money market conditions and competition. Borrowings may also be used on a short- term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

          Deposits. We generate deposits primarily from within our market area. We rely on our competitive pricing and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit and NOW accounts. We do not accept brokered deposits.

          Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and our deposit growth goals.

          At June 30, 2008, we had a total of $9.9 million in certificates of deposit, of which $3.7 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

          The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

				At December 31,

	At June 30, 2008			2007			2006

	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate

	(Dollars in thousands)

NOW deposits	$222	1.78%	$0.90%	$206	1.60%	0.90%	$249	$1.95%	0.90%
Regular and other savings	2,202	18.07	1.25	2,061	15.98	1.25	2,423	18.93	1.25

Total transaction accounts	2,424	19.85	—	2,267	17.58	—	2,672	20.88	—
Certificates of deposit	9,900	80.15	3.87	10,623	82.42	4.49	10,125	79.12	4.25

Total deposits	$12,324	100.00%	3.33	$12,890	100.00%	3.91	$12,797	100.00%	3.61

          As of June 30, 2008, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $1.7 million. The following table sets forth the maturity of these certificates as of June 30, 2008.

At June 30, 2008

(In thousands)

Three months or less	$415
Over three months through six months	—
Over six months through one year	421
Over one year	856

Total	$1,692

          The following table sets forth the time deposits in the Bank classified by interest rate as of the dates indicated.

		At December 31,

	At June 30, 2008	2007	2006

	(In thousands)

Interest Rate
Less than 2%	$349	$—	$213
2.00% -2.99%	1,938	—	4,831
3.00% -3.99%	3,716	3,709	1,507
4.00% -4.99%	1,777	3,366	3,574
5.00% -5.99%	2,120	3,548	—

Total	$9,900	$10,623	$10,125

          The following table sets forth the amount and maturities of time on deposits at June 30, 2008.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts

	(Dollars in thousands)

Interest Rate:
Less than 2%	$338	$11	$—	$—	$349	3.5%
2.00% - 2.99%	1,356	505	77	—	1,938	19.6
3.00% - 3.99%	1,962	1,326	316	112	3,716	37.5
4.00% - 4.99%	1,107	404	170	96	1,777	17.9
5.00% - 5.99%	798	1,322	—	—	2,120	21.5

Total	$5,561	$3,568	$563	$208	$9,900	100.0%

          The following table sets forth our deposit activities for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,

	2008	2007	2007	2006

	(In thousands)

Beginning balance	$12,890	$12,797	$12,797	$10,938
Net deposits (withdrawals) before interest credited	(745)	(237)	(307)	1,583
Interest credited	179	197	400	276
Net increase (decrease) in deposits	(566)	(40)	93	1,859

Ending balance	$12,324	$12,757	$12,890	$12,797

          Borrowings. We may obtain advances from the FHLB of Des Moines upon the security of the common stock we own in that bank and certain of our residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

          At June 30, 2008, we had not established a credit line from the FHLB of Des Moines. We had no FHLB advances or other borrowings outstanding at June 30, 2008 or December 31, 2007 or 2006.

Properties

          We conduct our operations from our sole office located at 1901 Frederick Avenue, St. Joseph, Missouri 64501. In addition to our main office, which we own, we also own a parcel of vacant land adjacent to our office which is available for future expansion. There are no expansion plans respecting that property at the present time. We expect to open a branch office in St. Joseph during 2010. The net book value of our premises, land and equipment was $351,000 at June 30, 2008.

Subsidiary Activities

          As a federally chartered savings association, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our assets in the stock of, or loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations if the additional funds are used for inner-city or community development purposes, and up to 50% of our total capital in conforming loans to service corporations in which we own more than 10% of the capital stock. In addition to investments in service corporations, we may invest an unlimited amount in operating subsidiaries engaged solely in activities in which Midwest Federal Savings may engage as a federal savings bank. At June 30, 2008, Midwest Federal Savings had one subsidiary, MFS Service Corporation, which is an inactive insurance agency.

Legal Proceedings

          At June 30, 2008, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

          Midwest Federal Savings will enter into an agreement with St. Joseph Bancorp, Inc. to provide it with certain administrative support services, whereby Midwest Federal Savings will be compensated at not less than the fair market value of the services provided. In addition, Midwest Federal Savings and St. Joseph Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

          As of June 30, 2008, we had four full-time employees and two part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

          Midwest Federal Savings is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Midwest Federal Savings also is a member of and owns stock in the Federal Home Loan Bank of Des Moines, which is one of the twelve regional banks in the Federal Home Loan Bank System. Midwest Federal Savings also is regulated to a lesser extent by the Board of Governors of the Federal Reserve

System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine Midwest Federal Savings and prepare reports for the consideration of its Board of Directors on any operating deficiencies. Midwest Federal Savings’ relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Midwest Federal Savings’ mortgage documents.

          Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on St. Joseph Bancorp, Inc., Midwest Federal Savings and their operations.

          St. Joseph Bancorp, Inc., as a savings and loan holding company following the conversion, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. St. Joseph Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

          Certain of the regulatory requirements that are or will be applicable to Midwest Federal Savings and St. Joseph Bancorp, Inc. are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Midwest Federal Savings and St. Joseph Bancorp, Inc. and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

          Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Midwest Federal Savings may invest in mortgage loans secured by residential real estate without limitation as a percentage of assets, and may invest in non-residential real estate loans up to 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, and in certain types of debt securities and certain other assets. Midwest Federal Savings also may establish subsidiaries that may engage in activities not otherwise permissible for Midwest Federal Savings, including real estate investment and securities and insurance brokerage.

          Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

          The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association.

          At June 30, 2008, Midwest Federal Savings’ capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

          Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2008, Midwest Federal Savings’ largest lending relationship with a single or related group of borrowers totaled $550,000, which represented 10.0% of unimpaired capital and surplus. Therefore, Midwest Federal Savings was in compliance with the loans-to-one borrower limitations.

          Qualified Thrift Lender Test. As a federal savings association, Midwest Federal Savings must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Midwest Federal Savings must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

          Midwest Federal Savings also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

          A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At June 30, 2008, Midwest Federal Savings maintained approximately 97.3% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

          Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

          Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

          The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

          In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

          Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We seek to maintain a ratio of 4% or greater of liquid assets to total assets. For the year ended December 31, 2007, our liquidity ratio averaged 30.6%. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

          Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Midwest Federal Savings received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

          Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Midwest Federal Savings. St. Joseph Bancorp, Inc. is an affiliate of Midwest Federal Savings. In general, loan transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliates are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral of specific types and in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings associations to maintain detailed records of all transactions with affiliates.

          Midwest Federal Savings’ authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

(i)

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Midwest Federal Savings’ capital.

          In addition, extensions of credit in excess of certain limits must be approved by Midwest Federal Savings’ Board of Directors.

          Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

          Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

          Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

          Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities in which the savings association will engage while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings association’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

          At June 30, 2008, Midwest Federal Savings met the criteria for being considered “well-capitalized.”

          Insurance of Deposit Accounts. Deposit accounts in Midwest Federal Savings are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. Midwest Federal Savings’ deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. Recent legislation, among other things, has increased the amount of federal deposit insurance coverage for certain types of accounts while preserving the $100,000 coverage limit for individual accounts and municipal deposits. The legislation also gives the Federal Deposit

Insurance Corporation discretion to adjust insurance coverage for inflation, beginning in 2010. The legislation also gives the Federal Deposit Insurance Corporation flexibility to adjust the insurance fund reserve ratio between 1.15% and 1.50% of estimated insured deposits, depending on projected losses, economic changes and assessment ratios at the end of a calendar year, and allows for dividends to insured institutions whenever reserve ratios exceed specified levels.

          The Federal Deposit Insurance Corporation regulations assess insurance premiums based on an institution’s risk. Under this assessment system, the Federal Deposit Insurance Corporation evaluates the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The existing rates for nearly all of the financial institution industry vary between five and seven cents for every $100 of domestic deposits. The assessment paid during the year ending December 31, 2007 was offset by a credit from the Federal Deposit Insurance Corporation to Midwest Federal Savings of $5,000. Federal law requires the Federal Deposit Insurance Corporation to establish a deposit reserve ratio for the deposit insurance fund of between 1.15% and 1.50% of estimated deposits. The Federal Deposit Insurance Corporation has designated the reserve ratio for the deposit insurance fund through the second quarter of 2008 at 1.25% of estimated insured deposits.

          Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2008, the annualized FICO assessment was equal to 1.12 basis points for each $100 in domestic deposits maintained at an institution.

          Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

          Federal Home Loan Bank System. Midwest Federal Savings is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Des Moines, Midwest Federal Savings is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20th of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of June 30, 2008, Midwest Federal Savings was in compliance with this requirement.

Other Regulations

          Interest and other charges collected or contracted for by Midwest Federal Savings are subject to state usury laws and federal laws concerning interest rates. Midwest Federal Savings’ operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Midwest Federal Savings also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the American financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

          General. Upon completion of the conversion, St. Joseph Bancorp, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, St. Joseph Bancorp, Inc. will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over St. Joseph Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

          Permissible Activities. Under present law, the business activities of St. Joseph Bancorp, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

          Federal law prohibits a savings and loan holding company, including St. Joseph Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

          The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

          The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

          We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

          The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2008 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

          General. St. Joseph Bancorp, Inc. and Midwest Federal Savings are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to St. Joseph Bancorp, Inc. and Midwest Federal Savings.

          Method of Accounting. For federal income tax purposes, Midwest Federal Savings currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

          Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2007, Midwest Federal Savings had no minimum tax credit carry forward.

          Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2007, Midwest Federal Savings had no net operating loss carry forward for federal income tax purposes.

          Corporate Dividends. We may exclude from our income 100% of dividends received from Midwest Federal Savings as a member of the same affiliated group of corporations.

          Audit of Tax Returns. Midwest Federal Savings’ federal income tax returns have not been audited in the most recent five-year period.

State Taxation

          Missouri Taxation. Missouri-based thrift institutions, such as Midwest Federal Savings, are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by Midwest Federal Savings and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, Midwest Federal Savings is entitled to credit against this tax all taxes paid to the State of Missouri or any political subdivision except taxes on tangible personal property owned by Midwest Federal Savings and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri thrift institutions are not subject to the regular state corporate income tax.

          Midwest Federal Savings will be subject to the regular state corporate income tax at the rate of 6.25% of taxable income derived from Missouri sources.

          Maryland State Taxation. As a Maryland business corporation, St. Joseph Bancorp, Inc. will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT

Shared Management Structure

          The directors of St. Joseph Bancorp, Inc. are the same persons who are the directors of Midwest Federal Savings. In addition, each executive officer of St. Joseph Bancorp, Inc. is also an executive officer of Midwest Federal Savings. We expect that St. Joseph Bancorp, Inc. and Midwest Federal Savings will continue to have common executive officers until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services by Midwest Federal Savings. In the future, directors and executive officers may receive additional compensation for their services to St. Joseph Bancorp, Inc.

Executive Officers of St. Joseph Bancorp, Inc. and Midwest Federal Savings

          The following table sets forth information regarding the executive officers of St. Joseph Bancorp, Inc. and Midwest Federal Savings.

Name	Age(1)	Position

Ralph E. Schank	48	President and Chief Executive Officer
Billy D. Cole	72	Executive Vice President

(1)	As of December 31, 2007.

          The executive officers of St. Joseph Bancorp, Inc. and Midwest Federal Savings are elected annually.

Directors of Midwest Federal Savings and St. Joseph Bancorp, Inc.

          St. Joseph Bancorp, Inc. has six directors. Directors serve three-year staggered terms so that one-third of the directors are elected at each annual meeting. Directors of Midwest Federal Savings will be elected by St. Joseph Bancorp, Inc. as its sole stockholder.

          The following table states our directors’ names, their ages as of December 31, 2007, the years when they began serving as directors of Midwest Federal Savings and when their current term expires:

Name	Position(s) Held With St. Joseph Bancorp, Inc.	Age	Director Since	Current Term Expires

Kirby O. Brooner	Director	53	2008	2011
Billy D. Cole	Executive Vice President and Director	72	2008	2010(1)
George T. Hopkins, III	Director	47	2000	2009
James L. Rockwell, Jr.	Director	70	1979	2009
Ralph E. Schank	President, Chief Executive Officer and Director	48	2005	2010
John R. Wray	Director	64	2008	2011

(1)

Reflects Mr. Cole’s term as a director of St. Joseph Bancorp, Inc. Mr. Cole was appointed to the Board of Midwest Federal Savings in March 2008, with a term of office to expire at the next annual meeting of Midwest Federal Savings in 2009.

Board Independence

          Since our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board upon completion of the offering, we will not be subject to certain rules respecting the independence of directors applicable to companies traded on the Nasdaq Stock Market or on a national securities exchange. However, the Board of Directors has determined that each of our directors, with the exception of Mr. Schank and Mr. Cole, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Schank and Mr. Cole are not independent because they serve as our executive officers.

The Business Background of Our Directors and Executive Officers

          The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

          Kirby O. Brooner has served as Vice President of Brooner & Associates Construction located in St. Joseph, Missouri since 2001.

          Billy D. Cole served as a consultant to Midwest Federal Savings from July 2007 to December 2007. In January 2008, he was appointed Executive Vice President in charge of business strategy. Prior to his employment with Midwest Federal Savings, Mr. Cole had served in various executive capacities for a number of financial institutions in a banking career that began in 1953. From 1993 until 2003, he served as President, Chief Executive Officer and Chairman of Heritage Bank located in St. Joseph, Missouri. After the 2003 merger of Heritage Bank with Nodaway Valley Bank, Mr. Cole served as Vice Chairman of the Board of Nodaway Valley Bank. After his retirement from that position in March 2006, he continued to serve on the Board of Directors of Nodaway Valley Bank until December 2007. From 2006 to 2007, he was employed with Country Club Bank of Kansas City, Missouri as a Vice President and Assistant to the Chairman.

          George T. Hopkins, III is a Building Development Supervisor for the City of St. Joseph, Missouri, a position he has held since 2005. Prior to this, Mr. Hopkins was an Architect with River Bluff Architects from 2003 until 2005.

          James L. Rockwell, Jr. has been retired since 1996. Prior to his retirement, he was the Business Manger for The Missouri-American Water Co.

          Ralph E. Schank is the President and Chief Executive Officer of Midwest Federal Savings, a position he has held since May 2006. As President and Chief Executive Officer, he is responsible for overseeing the day to day operations of Midwest Federal Savings. Mr. Schank previously served as Vice President of Lending for Midwest Federal Savings from May 2005. Prior to joining Midwest Federal Savings, Mr. Schank was a Loan Originator for First Horizon Home Loans, a Division of First Tennessee Bank National Association from 2002 to 2005. Previously, he served in various management positions for financial institutions in a banking career that began in 1984.

          John R. Wray is a realtor for Prudential Summers Realtors, St. Joseph, Missouri. Mr. Wray is also the President and Owner of Inland Supply Co., a company providing fire extinguishing chemicals for the marine industry, located in St. Joseph, Missouri. Previously, Mr. Wray served in various executive capacities for financial institutions since 1982 in a banking career that began in 1966.

Meetings and Committees of the Board of Directors of St. Joseph Bancorp, Inc.

          We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2007, the Board of Directors of St. Joseph Bancorp, Inc. did not meet and the Board of Directors of Midwest Federal Savings met fourteen times.

          The Board of Directors of St. Joseph Bancorp, Inc. will establish an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee prior to the closing of the conversion.

          The Audit Committee will consist of Messrs. Brooner, Hopkins and Rockwell. The Audit Committee will be responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee will be independent in accordance with the listing standards of the Nasdaq Stock Market.

          The Compensation Committee will consist of Messrs. Brooner, Hopkins, Rockwell and Wray. The Compensation Committee will be responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee will be independent in accordance with the listing standards of the Nasdaq Stock Market.

          The Nominating and Corporate Governance Committee will consist of Messrs. Brooner, Hopkins, Rockwell and Wray. The Nominating and Corporate Governance Committee will be responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing corporate governance policies and procedures. Each member of the Nominating and Corporate Governance Committee will be independent in accordance with the listing standards of the Nasdaq Stock Market.

          Each of these committees will operate under a written charter, which governs its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

          In addition to establishing committees of the Board of Directors, St. Joseph Bancorp, Inc. will adopt policies governing the activities of both St. Joseph Bancorp, Inc. and Midwest Federal Savings, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

          St. Joseph Bancorp, Inc. will adopt a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors Compensation

          Director Summary Compensation Table. The following table sets forth the compensation paid to our directors for the fiscal year ended December 31, 2007, except for Mr. Schank who is in the summary compensation table below.

Name	Fees earned or paid in cash	All other compensation	Total

Kirby O. Brooner(1)	$—	$—	$—
Billy D. Cole(1)	—	2,100	2,100
George T. Hopkins, III	4,620	—	4,620
James L. Rockwell, Jr.	4,920	—	4,920
John R. Wray(1)	—	—	—

(1)

Directors Brooner, Cole and Wray were elected or appointed to the Board of Directors in 2008 and did not receive any compensation as directors in 2007. During 2007, Mr. Cole was paid $2,100 for services as a consultant to Midwest Federal Savings.

          Director Fees. Each of the individuals who serves as a director of St. Joseph Bancorp, Inc. also serves as a director of Midwest Federal Savings and earns director and committee fees in that capacity. Each director is paid $300 for each Board meeting. Each member of the Audit Committee of Midwest Federal Savings, consisting of Messrs. Brooner, Hopkins and Rockwell, receives $35 per month. The Chairman of the Audit Committee, currently Mr. Rockwell, receives an additional $25 per month. The Chairman of the Executive Committee, currently Mr. Rockwell, is also paid $25 per month.

Executive Officer Compensation

          Summary Compensation Table. The following table sets forth for the fiscal year ended December 31, 2007, certain information as to the total compensation paid by Midwest Federal Savings to Ralph E. Schank, its principal executive officer and principal financial officer. No other executive officer of Midwest Federal Savings received total compensation exceeding $100,000 for the 2007 fiscal year.

Name and Principal Position	Fiscal Year	Salary	All Other Compensation (1)	Total

Ralph E. Schank, President and Chief Executive Officer	2007	$80,000	$4,200	$84,200

(1)	Includes director fees.

Benefit Plans

          Employment Agreement. Midwest Federal Savings intends to enter into an employment agreement with Mr. Ralph Schank. The agreement with Mr. Schank will have an initial term of three years. Commencing on the first anniversary of the agreement and on each anniversary thereafter, the agreement may be extended for an additional year by the disinterested members of the Board. Under the agreement, the initial base salary for Mr. Schank is $80,000. Mr. Schank’s base salary will be reviewed at least annually and may be increased, but not decreased (except for a decrease that is generally applicable to all employees). In addition to the base salary, the agreement will provide for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees.

          The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination. In addition, the executive is not entitled to any additional benefits under the employment agreement upon retirement at age 65. Should the executive become disabled, Midwest Federal Savings would cause to be continued life insurance and non-taxable medical and dental coverage until the earlier of (i) three years from the date of termination or (ii) the date executive becomes eligible for Medicare coverage, provided that if executive is covered by family coverage or coverage for self and spouse, then executive’s family or spouse shall receive coverage for the remainder of the three year period, or in the case of a spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere. In the event the executive dies while employed by Midwest Federal Savings, the executive’s family will be entitled to continuation of non-taxable medical and dental benefits for one year after the executive’s death.

          Mr. Schank is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for cause, disability, death or retirement, or in the event the executive resigns within 60 days following (1) the failure to appoint the executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope (to which the executive has not agreed in writing), (3) the relocation of executive’s principal place of employment to a location that is more than 30 miles from the location of the Bank’s principal executive offices as of the date of the agreement, (4) a material reduction in benefits and perquisites including base salary (except for any Bank-wide or officer-wide reduction), (5) the liquidation or dissolution of Midwest Federal Savings, other than a liquidation or dissolution caused by a reorganization that does not affect the executive, or (6) a material breach of the employment agreement by Midwest Federal Savings, the executive would be entitled to a severance payment. The severance payment equals three times the sum of his annual base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In addition, the executive would be entitled, at Midwest Federal Savings’ sole expense, to the continuation of life and non-taxable medical and dental coverage as part of his severance benefits. Such coverage shall continue on the same terms that apply in the event of Mr. Schank’s termination due to disability. In the event of a change in control plus his termination of employment within one year thereafter under specified circumstances, Mr. Schank would be entitled a lump sum cash payment equal to three times the sum of his annual rate of base salary and his highest bonus paid with respect to the prior three years. Mr. Schank would also receive, at Midwest Federal Savings’ expense, continuation of life and non-taxable medical and dental coverage following his termination of employment for the same period that applies in the event of his disability.

          Upon termination of the executive’s employment (other than in connection with a change in control), the executive agrees that for a period of two (2) years he shall not become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of Midwest Federal Savings, or any holding company of Midwest Federal Savings, or any of their direct or indirect subsidiaries or affiliates that (i) has headquarters within twenty-five (25) miles of any location(s) in which Midwest Federal Savings, or any holding company of Midwest Federal Savings, has business operations or has filed an application for regulatory approval to establish an office, or (ii) has one or more offices but is not headquartered within the foregoing geographic areas, provided, however, that the restrictions under item (ii) above shall apply only if the executive would be employed, conduct business or have other responsibilities or duties within such geographic areas. Upon termination, the executive further agrees not to solicit any Midwest Federal Savings employee to terminate his or her employment with Midwest Federal Savings and accept employment with a business that competes with

Midwest Federal Savings or any holding company of Midwest Federal Savings or their subsidiaries or affiliates, or has offices within 25 miles of any location of Midwest Federal Savings or any holding company or within 25 miles of any location for which Midwest Federal Savings or any holding company has filed an application for regulatory approval to establish an office.

          Defined Benefit Plan. Midwest Federal Savings participates in the Financial Institutions Retirement Fund, which is a qualified, tax-exempt multiple employer defined benefit pension plan (the “Retirement Plan”). Any employee of Midwest Federal Savings who is age 21 or over and who has completed at least one year of benefit service during which he had at least 1,000 hours of service is eligible to participate in the Retirement Plan. Midwest Federal Savings annually contributes an amount to the Retirement Plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants with less than five years of vesting service are 0% vested in their benefits and become fully vested upon completion of five years of vesting service, or upon reaching age 65 regardless of completed years of employment. The regular form of retirement benefit provides an annual retirement allowance for life plus a lump sum retirement death benefit which is 12 times the annual retirement allowance less the sum of such allowance payments made before death; however, various alternative forms of benefit may be selected instead of choosing the regular form. In the event a participant dies in active service with Midwest Federal Savings, death benefits will generally be paid to the participant’s beneficiary in a lump sum in an amount equal to 100% of the participant’s last 12 months’ salary, plus an additional 10% of such salary for each year of benefit service up to a maximum of 300% of such salary, plus a refund of the participant’s contributions, if any, with interest. Special rules apply to participants who continue in employment beyond normal retirement age 65 or whose employment is terminated due to disability after having been credited with 5 years of benefit service before attaining age 65. Participants who retire early before age 65 after having become fully or partially vested are entitled to a reduced early retirement benefit that may be paid commencing as early as age 45. A participant who retires after age 65 is entitled to a normal retirement benefit based on a retirement benefit formula equal to (i) 2% times (ii) years of benefit service times (iii) high five average salary, as defined in the Retirement Plan.

Stock Benefit Plans

          Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the stock offering. Employees who are at least 21 years old with at least one year of employment with Midwest Federal Savings are eligible to participate. As part of the stock offering, the employee stock ownership plan trust intends to borrow funds from St. Joseph Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock to be issued. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from discretionary contributions by Midwest Federal Savings to the employee stock ownership plan over a period of up to 30 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. We anticipate that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

          Shares released from the suspense account will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will vest at the rate of 20% per year, and become fully vested upon completion of five years of service. Credit will be given for vesting purposes to participants for years of service with Midwest Federal Savings prior to the adoption of the plan, up to five years. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early retirement, normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in a lump sum or by payment in a series of equal annual installments over a period of five years, in the form of common stock and, to the extent the participant’s account contains cash, benefits will be paid in cash, unless the participant elects to receive his entire vested interest in the form of stock. Midwest Federal Savings’ contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Transactions with Certain Related Persons

          Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Midwest Federal Savings to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Midwest Federal Savings is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Midwest Federal Savings is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

          In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $237,000 at June 30, 2008. As of June 30, 2008, these loans were performing according to their original terms.

Benefits to be Considered Following Completion of the Conversion

          We intend to adopt and request stockholder approval of one or more stock-based incentive plans, including a stock option plan and a stock recognition and retention plan, no earlier than six months after the completion of the conversion. The stock option plan and stock recognition and retention plan may be established as separate plans or part of a single stock-based incentive plan.

          Stock Option Plan. If adopted within one year of the conversion and approved by stockholders, the stock option plan would reserve an amount equal to 10% of the shares of common stock issued in the offering for issuance upon exercise of stock options, which would amount to 36,125 shares, 42,500 shares, 48,875 shares and 56,206 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the stock option plan after one year following the completion of the conversion, we may grant options in an amount greater than 10% of the shares of common stock issued in the offering. We have not yet determined whether we will present this plan for stockholder approval within 12 months or more than 12 months following the completion of the conversion. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% of their ownership interest in St. Joseph Bancorp, Inc. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of the options on the original grant date.

          The exercise price of the options granted under the stock option plan will be equal to the fair market value of St. Joseph Bancorp, Inc. common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision regulations, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

          The stock option plan would be administered by a committee of non-employee members of St. Joseph Bancorp, Inc.’s Board of Directors. Options granted under the stock option plan to employees may be “incentive” stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to St. Joseph Bancorp, Inc. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminates his or her employment or service as an employee or director, the options would terminate after certain specified periods following termination.

          Stock Recognition and Retention Plan. If adopted within one year of the conversion and approved by stockholders, the stock recognition and retention plan would reserve an amount equal to 4% of the shares of common stock sold in the offering, or 14,450 shares, 17,000 shares, 19,550 shares and 22,483 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the recognition and retention plan after one year following the completion of the conversion, we may grant shares in an amount greater than 4% of the shares of common stock issued in the offering. We have not yet determined whether we will present this plan for stockholder approval within 12 months or more than 12 months following the completion of the conversion. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 3.8% in their ownership interest in St. Joseph Bancorp, Inc.

          Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability or following a change-incontrol, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

          The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense of St. Joseph Bancorp, Inc. for tax purposes.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Midwest Federal Savings and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $735,000 of shares of common stock, equal to 17.3% of the number of shares of common stock to be sold in the offering at the midpoint of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Midpoint

Kirby O. Brooner	20,000	$200,000	4.7%
Billy D. Cole	20,000	200,000	4.7
George T. Hopkins, III	2,500	25,000	*
James L. Rockwell, Jr	1,000	10,000	*
Ralph E. Schank	20,000	200,000	4.7
John R. Wray	10,000	100,000	2.4

All directors and executive officers as a group (6 persons)	73,500	$735,000	17.3%

*	Less than 1%.

          Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION; PLAN OF DISTRIBUTION

          Our Board of Directors has approved the plan of conversion. The plan of conversion must also be approved by our members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

          Our Board of Directors adopted the plan of conversion on July 9, 2008. Pursuant to the plan of conversion, Midwest Federal Savings will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named St. Joseph Bancorp, Inc. When the conversion is completed, all of the capital stock of Midwest Federal Savings will be owned by St. Joseph Bancorp, Inc., and all of the common stock of St. Joseph Bancorp, Inc. will be owned by public stockholders.

          We intend to retain between $1.5 million and $2.1 million of the net proceeds of the offering, or $2.5 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Midwest Federal Savings. The conversion will be consummated only upon the issuance of at least 361,250 shares of our common stock offered pursuant to the plan of conversion.

          The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Missouri counties of Buchanan and Andrew.

          We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

          We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of St. Joseph Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

          The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at the home office of Midwest Federal Savings, and at the Midwest Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to Midwest Federal Savings’ application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

          Our primary reasons for converting and raising additional capital through the offering are:

•	to support our internal growth through lending in our market area;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to increase our loans to one borrower limit and allow us to make larger loans, including larger commercial real estate loans;

•

to provide additional financial resources to pursue branch expansion and possible acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•

to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a stock recognition and retention plan and an employee stock ownership plan.

          In the stock holding company structure, we will have easier access to the capital markets and we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Approvals Required

          The affirmative vote of a majority of the total eligible votes of our members at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

          A special meeting of members to consider and vote upon the plan of conversion has been set for December __, 2008.

Effects of Conversion on Depositors, Borrowers and Members

          Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Midwest Federal Savings at the time of the conversion will be the directors of Midwest Federal Savings and of St. Joseph Bancorp, Inc., a Maryland corporation, after the conversion.

          Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Midwest Federal Savings at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          Effect on Loans. No loan outstanding from Midwest Federal Savings will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

          Effect on Voting Rights of Members. At present, all of our depositors and our borrowers as of July 9, 2008 who have continued their borrowing relationship with us, are members of, and have voting rights in, Midwest Federal Savings as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Midwest Federal Savings and will no longer have voting rights. Upon completion of the conversion, all voting rights in Midwest Federal Savings will be vested in St. Joseph Bancorp, Inc. as the sole stockholder of Midwest Federal Savings. The stockholders of St. Joseph Bancorp, Inc. will possess exclusive voting rights with respect to St. Joseph Bancorp, Inc. common stock.

          Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Midwest Federal Savings or its members. See “—Material Income Tax Consequences.”

          Effect on Liquidation Rights. Each depositor in Midwest Federal Savings has both a deposit account in Midwest Federal Savings and a pro rata ownership interest in the net worth of Midwest Federal Savings based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Midwest Federal Savings. Any depositor who opens a deposit account obtains a pro rata ownership interest in Midwest Federal Savings without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Midwest Federal Savings, which is lost to the extent that the balance in the account is reduced or closed.

          Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Midwest Federal Savings after other claims, including claims of depositors to the amounts of their deposits, are paid.

          In the unlikely event that Midwest Federal Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of June 30, 2007 and September 30, 2008 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to St. Joseph Bancorp, Inc. as the holder of Midwest Federal Savings’ capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

          The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $20,000, and will be reimbursed for its expenses. RP Financial will receive an additional fee of $2,500 for each update to the valuation appraisal. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

          The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between us and our peer group.

          The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our Consolidated Financial Statements. RP Financial also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

          Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

          The independent valuation states that as of August 28, 2008, the estimated pro forma market value of St. Joseph Bancorp, Inc. ranged from $3.6 million to $4.9 million, with a midpoint of $4.3 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 361,250 shares, the midpoint of the offering range will be 425,000 shares and the maximum of the offering range will be 488,750 shares, or 562,063 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

          The following table presents a summary of selected pricing ratios for St. Joseph Bancorp, Inc. and our peer group companies identified by RP Financial. Our pro forma price-to-earnings multiple is based on earnings for the twelve months ended June 30, 2008, while information for the peer group companies is based on earnings for the year ended June 30, 2008 or March 31, 2008. Our pro forma price-to-book value and price-to-tangible book value ratios are based on our equity as of June 30, 2008, while information for the peer group is based on equity as of June 30, 2008 or March 31, 2008. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 38.0% on a price-to-book basis and a discount of 38.1% on a price-to-tangible book basis. Pro forma earnings multiples were not meaningful (“NM”) for St. Joseph Bancorp, Inc., as the result of negative pro forma earnings per share figures. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing us, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the valuation, the board believed that St. Joseph Bancorp, Inc. would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the identified peer group on a price-to-core earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-earnings multiple	Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio

St. Joseph Bancorp, Inc. (1)
Maximum, as adjusted	NM*	57.57%	57.57%
Maximum	NM*	53.62	53.62
Minimum	NM*	45.19	45.19

Valuation of peer group companies using stock prices as of August 28, 2008 (2)
Averages	21.28x	86.46%	86.56%
Medians	22.44x	84.54	84.54

*Not Meaningful

(1)	Based on St. Joseph Bancorp’s financial data as of and for the twelve months ended June 30, 2008.

(2)	Reflects earnings for the most recent twelve month periods for which data was publicly available.

          Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	Our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

          All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $3.6 million or more than $5.6 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our Consolidated Financial Statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Midwest Federal Savings as a going concern and should not be considered as an indication of the liquidation value of Midwest Federal Savings. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

          Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $5.6 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 562,063 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

          If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $5.6 million and a corresponding increase in the offering range to more than 562,063 shares, or a decrease in the minimum of the valuation range to less than $3.6 million and a corresponding decrease in the offering range to fewer than 361,250 shares, then we will promptly return with interest at our regular savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to subscribers as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

          An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis while increasing pro forma earnings on a per share basis and pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis, while decreasing pro forma earnings on a per share basis and pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

          Copies of the independent valuation appraisal report of RP Financial, LC., including the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

          In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

          Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on June 30, 2007 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of: (1) 20,000 shares of our common stock (subject to adjustment); (2) 0.10% of the total number of shares of common stock issued in the offering; or (3) 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

          To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2007.

          Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, such as our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

          Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on September 30, 2008 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (1) 20,000 shares of common stock (subject to adjustment); (2) 0.10% of the total number of shares of common stock issued in the offering; or (3) 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

          To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of ______ __, 2008 who is not an Eligible Account Holder or Supplemental Eligible Account Holder and borrowers of Midwest Federal Savings who had loans outstanding as of July 9, 2008 that continue to be outstanding as of _____________, 2008 (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (1) 20,000 shares of common stock (subject to adjustment); or (2) 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

          Expiration Date. The Subscription Offering will expire at 4:30 p.m., Central time, on [Expiration Date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

          We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 361,250 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our regular savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our regular savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond [Extension Date #2], which is two years after the special meeting of our members to vote on the conversion.

Community Offering

          To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Missouri counties of Buchanan and Andrew.

          Subscribers in the community offering may purchase up to 20,000 shares of common stock (subject to adjustment), subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

          If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Missouri counties of Buchanan and Andrew, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Missouri counties of Buchanan and Andrew, whose orders remain unsatisfied on an equal number of shares basis per order.

          The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Missouri counties of Buchanan and Andrew, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

          Expiration Date. The community offering may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [Extension Date #1]. If we have not received orders to purchase 361,250 shares by [Extension Date #1], all funds delivered to us will be returned promptly to the subscribers with interest at our regular savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These extensions may not go beyond [Extension Date #2], which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

          The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent.

In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

          The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

          Purchasers in the syndicated community offering are eligible to purchase up to 20,000 shares of common stock (subject to adjustment), and subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

          If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

          The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock or more than 20,000 shares, subject to adjustment as described below;

•	Our tax-qualified stock benefit plans, such as our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering;

•

Except for the tax-qualified employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 20,000 shares in all categories of the offering combined, subject to adjustment as described below; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 35% of the shares issued in the offering.

          In the event that fewer than 400,000 shares are sold in the offering, the maximum purchase limitation will be reduced to 5.0% of the shares sold and any shareholder who subscribed for more than that amount will have their order reduced to that amount and receive a refund for the difference with interest at our regular savings rate.

          Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

          In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)

in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Missouri counties of Buchanan and Andrew.

The term “associate” of a person means:

(1)

any corporation or organization, other than Midwest Federal Savings or a majority-owned subsidiary of Midwest Federal Savings, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Midwest Federal Savings or St. Joseph Bancorp, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

          Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Midwest Federal Savings or St. Joseph Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, Inc., members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of St. Joseph Bancorp, Inc.”

Marketing and Distribution; Compensation

          Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Conversion Center.

          We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	consulting as to the financial and securities marketing implications of any aspect of the plan of conversion or any related corporate documents;

•	reviewing with our Board of Directors the financial impact of the offering on us based on the independent appraisal of the common stock;

•	reviewing all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers;

•	providing records management agent services; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

          For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $140,000. For these services, we have made an advance payment of $25,000 to Sandler O’Neill & Partners, L.P.

          The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O’Neill & Partners, L.P. will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill & Partners, L.P. and other Financial Industry Regulatory Authority member firms in the syndicated community offering will not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

          We also will reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses (including legal fees and expenses) associated with its marketing effort, up to a maximum of $50,000. If the plan of conversion is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these expenses. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

          Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Midwest Federal Savings or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

Procedure for Purchasing Shares

          Expiration Date. The offering will expire at 4:30 p.m., Central time, on [Expiration Date], unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [Extension Date #1] would require the Office of Thrift Supervision’s approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at our regular savings rate and all deposit account withdrawal authorizations would be canceled.

Potential purchasers would be given the right to place new orders for common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock with interest at our regular savings rate. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, we will promptly return all funds previously delivered to us to purchase shares of common stock with interest at our regular savings rate and all deposit account withdrawal authorizations will be canceled. Subscribers may be resolicited with the approval of the Office of Thrift Supervision.

          To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Midwest Federal Savings or at another insured depository institution and will earn interest at our regular savings rate from the date of receipt.

          We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our regular savings rate from the date of receipt.

          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

          Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment or appropriate deposit withdrawal authorization. We will not be required to accept incomplete order forms, unsigned order forms, or photocopied or facsimiled order forms. We must receive all order forms prior to 4:30 p.m., Central time, on [Expiration Date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [Expiration Date] will not entitle you to purchase shares of common stock unless we receive the envelope by [Expiration Date]. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Conversion Center or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

          By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Midwest Federal Savings or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to St. Joseph Bancorp, Inc.; or

(2)	authorization of withdrawal from Midwest Federal Savings deposit accounts designated on the order form.

          Appropriate means for designating withdrawals from deposit accounts at Midwest Federal Savings are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at our current regular savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Midwest Federal Savings and/or another insured depository institution and will earn interest at our regular savings rate from the date payment is received until the offering is completed or terminated.

          You may not use a check drawn on a Midwest Federal Savings line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to St. Joseph Bancorp, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

          If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Midwest Federal Savings’ individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Midwest Federal Savings individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Midwest Federal Savings individual retirement account to an independent trustee, so please allow sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Conversion Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

          We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

          Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or St. Joseph Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

          Regulations prohibit Midwest Federal Savings from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

          Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Midwest Federal Savings checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

          Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

          Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

          We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Conversion Center

          If you have any questions regarding the offering, please call or visit our Conversion Center, at ____________, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central time, or visit the Conversion Center located at 1901 Frederick Avenue, St. Joseph, Missouri 64501. The Conversion Center will be closed weekends and bank holidays.

Liquidation Rights

          In the unlikely event of a complete liquidation of Midwest Federal Savings prior to the conversion, all claims of creditors of Midwest Federal Savings, including those of depositors of Midwest Federal Savings (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Midwest Federal Savings remaining, members of Midwest Federal Savings would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Midwest Federal Savings immediately prior to liquidation. In the unlikely event that Midwest Federal Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to St. Joseph Bancorp, Inc. as the holder of Midwest Federal Savings capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

          The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Midwest Federal Savings as of the date of its latest balance sheet contained in this prospectus.

          The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Midwest Federal Savings after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Midwest Federal Savings after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Midwest Federal Savings, would be entitled, on a complete liquidation of Midwest Federal Savings after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Midwest Federal Savings. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Midwest Federal Savings on June 30, 2007 and September 30, 2008, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2007 and September 30, 2008, respectively, bears to the balance of all deposit accounts in Midwest Federal Savings on such dates.

          If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2007 and September 30, 2008, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account

Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to St. Joseph Bancorp, Inc., as the sole stockholder of Midwest Federal Savings.

Material Income Tax Consequences

          Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Midwest Federal Savings, St. Joseph Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Midwest Federal Savings. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Midwest Federal Savings or St. Joseph Bancorp, Inc. would prevail in a judicial proceeding.

          Midwest Federal Savings and St. Joseph Bancorp, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.

The conversion of Midwest Federal Savings to a federally chartered stock savings association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.

Neither St. Joseph Bancorp, Inc., nor Midwest Federal Savings will recognize any gain or loss upon the transfer of a portion of the offering proceeds from St. Joseph Bancorp, Inc. to Midwest Federal Savings in exchange for shares of common stock of Midwest Federal Savings. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.

No gain or loss will be recognized by the account holders of the Midwest Federal Savings upon the issuance to them of withdrawable deposit accounts in Midwest Federal Savings, in its stock form, in the same dollar amount and under the same terms as their deposit accounts in Midwest Federal Savings, in its mutual form, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Midwest Federal Savings, in its stock form, in exchange for their deemed ownership interests in Midwest Federal Savings, in its mutual form. (Section 354(a) of the Internal Revenue Code).

4.

The basis of the account holders’ deposit accounts in Midwest Federal Savings, in its stock form, will be the same as the basis of their deposit accounts in Midwest Federal Savings, in its mutual form, surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of Midwest Federal Savings, in its stock form, will be zero, that being the cost of such property..

5.

It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders,

Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of St. Joseph Bancorp, Inc. common stock, provided that the amount to be paid for St. Joseph Bancorp, Inc. common stock is equal to the fair market value of St. Joseph Bancorp, Inc. common stock.

6.

It is more likely than not that the basis of the shares of St. Joseph Bancorp, Inc. common stock purchased in the offering will be the purchase price. The holding period of the St. Joseph Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

7.	No gain or loss will be recognized by St. Joseph Bancorp, Inc. on the receipt of money in exchange for shares of St. Joseph Bancorp, Inc. common stock sold in the offering.

          In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of St. Joseph Bancorp, Inc. common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and St. Joseph Bancorp, Inc. could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

          The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Midwest Federal Savings, the members of Midwest Federal Savings, St. Joseph Bancorp, Inc. or the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that St. Joseph Bancorp, Inc. or Midwest Federal Savings would prevail in a judicial or administrative proceeding.

          The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to St. Joseph Bancorp, Inc.’s registration statement. Advice regarding the Missouri state income tax consequences consistent with the federal tax opinion has been issued by Clifton Gunderson, LLP, tax advisors to Midwest Federal Savings and St. Joseph Bancorp, Inc.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

          The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Midwest Federal Savings generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of St. Joseph Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

          Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans.

          Office of Thrift Supervision regulations prohibit St. Joseph Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF ST. JOSEPH BANCORP, INC.

          Although the Board of Directors of St. Joseph Bancorp, Inc. is not aware of any effort that might be made to obtain control of St. Joseph Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of St. Joseph Bancorp, Inc.’s articles of incorporation to protect the interests of St. Joseph Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Midwest Federal Savings, St. Joseph Bancorp, Inc. or St. Joseph Bancorp, Inc.’s stockholders.

          The following discussion is a general summary of the material provisions of St. Joseph Bancorp, Inc.’s articles of incorporation and bylaws, Midwest Federal Savings’ charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is general and, with respect to provisions contained in St. Joseph Bancorp, Inc.’s articles of incorporation and bylaws and Midwest Federal Savings’ stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Midwest Federal Savings’ application for conversion with the Office of Thrift Supervision and St. Joseph Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

St. Joseph Bancorp, Inc.’s Articles of Incorporation and Bylaws

          St. Joseph Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of St. Joseph Bancorp, Inc. more difficult.

          Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the articles of incorporation and bylaws authorize the Board of Directors to fill any vacancies so created, including any vacancy created by an increase in the number of directors, by a two-thirds vote of directors then in office. The bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

          Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the President, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Special meetings of stockholders shall also be called upon the upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

          Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

          Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

          Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed from office only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

          Authorized but Unissued Shares. After the conversion, St. Joseph Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 4,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. The Board of Directors of St. Joseph Bancorp, Inc. may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that St. Joseph Bancorp, Inc. has authority to issue. In addition, the Board of Directors of St. Joseph Bancorp, Inc. is authorized, without further approval of the stockholders, to issue shares of preferred stock from time to time in series, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of St. Joseph Bancorp, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of St. Joseph Bancorp, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.

          Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of at least two-thirds shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of authorized directors, assuming no vacancies, of St. Joseph Bancorp, Inc., the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Maryland law and our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved and deemed advisable by our Board of Directors before it can be submitted for consideration at an annual or special meeting. Notwithstanding the foregoing, our articles of incorporation provide that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

•	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	The inability of stockholders to act by written consent;

•	The division of the Board of Directors into three staggered classes;

•	The ability of the Board of Directors to issue shares of preferred stock;

•	The ability of the Board of Directors to fill vacancies on the board;

•	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

•	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

•	The rights of our directors and officers to indemnification;

•	The ability of the Board of Directors to amend and repeal the bylaws; and

•	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire St. Joseph Bancorp, Inc.

          The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

          Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

          Under the Change in Bank Control Act, no person may acquire control of an insured federal savings association or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings association without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

          Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association’s stock who do not intend to participate in or seek to exercise control over a savings association’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

          The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK

General

          At the effective date, St. Joseph Bancorp, Inc. will be authorized to issue 4,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. St. Joseph Bancorp, Inc. currently expects to issue in the offering up to 488,750 shares of common stock, subject to adjustment. St. Joseph Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of St. Joseph Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

          The shares of common stock of St. Joseph Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

          Dividends. St. Joseph Bancorp, Inc. may pay dividends out of statutory surplus or from net earnings if, as and when declared by our Board of Directors. The payment of dividends by St. Joseph Bancorp, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of St. Joseph Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If St. Joseph Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. Upon consummation of the conversion, the holders of common stock of St. Joseph Bancorp, Inc. will have exclusive voting rights in St. Joseph Bancorp, Inc. They will elect St. Joseph Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of St. Joseph Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If St. Joseph Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

          As a federal stock savings association, corporate powers and control of Midwest Federal Savings are vested in its Board of Directors, who elect the officers of Midwest Federal Savings and who fill any vacancies on the Board of Directors. Voting rights of Midwest Federal Savings are vested exclusively in the owners of the shares of capital stock of Midwest Federal Savings, which will be St. Joseph Bancorp, Inc., and voted at the direction of St. Joseph Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of St. Joseph Bancorp, Inc. will not have direct control of Midwest Federal Savings.

          Liquidation. In the event of any liquidation, dissolution or winding up of Midwest Federal Savings, St. Joseph Bancorp, Inc., as the holder of 100% of Midwest Federal Savings’ capital stock, would be entitled to receive all assets of Midwest Federal Savings available for distribution, after payment or provision for payment of all debts and liabilities of Midwest Federal Savings, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of St. Joseph Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of St. Joseph Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the common stock of St. Joseph Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

          None of the shares of St. Joseph Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

          The transfer agent and registrar for St. Joseph Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

          The Consolidated Financial Statements of Midwest Federal Savings as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of BKD, LLP, independent registered public accounting firm, which is included herein and upon the authority of that firm as experts in accounting and auditing.

          RP Financial, LC. has consented to the publication herein of the summary of its report to St. Joseph Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

          Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to St. Joseph Bancorp, Inc. and Midwest Federal Savings, will issue to St. Joseph Bancorp, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Kilpatrick Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          St. Joseph Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including St.

Joseph Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

          Midwest Federal Savings has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the Office of Thrift Supervision, located at 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062-9500. Our plan of conversion is available, upon request, at our home office.

          In connection with the offering, St. Joseph Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, St. Joseph Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, St. Joseph Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

***

Separate financial statements for St. Joseph Bancorp, Inc. have not been included in this prospectus because St. Joseph Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Audit Committee and Board of Directors
Midwest Federal Savings and Loan Association of St. Joseph
St. Joseph, Missouri

We have audited the accompanying consolidated balance sheets of Midwest Federal Savings and Loan Association of St. Joseph as of December 31, 2007 and 2006, and the related consolidated statements of income, equity and cash flows for the years then ended. The Association’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Association is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midwest Federal Savings and Loan Association of St. Joseph as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15, the Association changed its method of accounting for the allowance for loan losses, amortization of bond premiums and classification of investment securities by retroactively restating prior year’s financial statements.

/s/ BKD, LLP

Kansas City, Missouri
September 12, 2008

120 West 12th Street, Suite 1200     Kansas City, MO 64105-1936     816.221.6300     Fax 816.221.6380

bkd.com	Beyond Your Numbers

Midwest Federal Savings and Loan Association
of St. Joseph
Consolidated Balance Sheets

	June 30, 2008	December 31,
		2007	2006

	(unaudited)
Assets
Cash and due from banks	$590,047	$136,272	$149,156

Cash and cash equivalents	590,047	136,272	149,156

Interest-earning deposits in other institutions	1,600,000	2,750,000	1,600,000
Available-for-sale securities	5,080,149	5,991,162	7,187,235
Loans, net of allowance for loan losses of $18,000 and $10,000 at December 31, 2007 and 2006	9,974,394	9,000,862	8,777,602
Premises and equipment, net	351,265	254,720	198,872
Federal Home Loan Bank Stock, at cost	142,500	142,500	142,500
Interest receivable	69,684	85,603	71,181
Deferred Income Taxes	19,902	26,561	68,194
Other	29,453	39,797	14,093

Total assets	$17,857,394	$18,427,477	$18,208,833

Liabilities and Equity

Liabilities
Deposits
Savings, and NOW	$2,424,446	$2,266,323	$2,672,512
Time	9,899,874	10,623,315	10,124,733

Total deposits	12,324,320	12,889,638	12,797,245

Advances from borrowers for taxes and insurance	57,685	10,635	11,281
Interest payable	7,250	6,549	9,014
Other liabilities	12,248	38,071	16,904

Total liabilities	12,401,503	12,944,893	12,834,444

Equity
Retained earnings	5,477,674	5,499,689	5,493,694
Accumulated other comprehensive loss:
Unrealized loss on available-for-sale securities net of income tax credits of $10,250 in 2008, $8,100 in 2007 and $56,200 in 2006	(21,783)	(17,105)	(119,305)

Total equity	5,455,891	5,482,584	5,374,389

Total liabilities and equity	$17,857,394	$18,427,477	$18,208,833

See Notes to Consolidated Financial Statements

Midwest Federal Savings and Loan Association
of St. Joseph
Consolidated Statements of Income

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006

	(unaudited)	(unaudited)
Interest Income
Interest and fees on loans	$302,511	$270,072	$547,484	$415,746
Available-for-sale-securities	114,606	140,153	301,842	334,012
Interest-earning deposits	39,426	57,804	89,316	91,528
Federal Home Loan Bank dividends	3,033	3,036	6,163	5,455

Total interest income	459,576	471,065	944,805	846,741

Interest Expense
Deposits	227,268	237,145	486,954	362,865

Net Interest Income	232,308	233,920	457,851	483,876

Provision for loan losses	—	—	8,000	5,000

Net Interest Income After Provision for Loan Losses	232,308	233,920	449,851	478,876

Noninterest Income

Other	776	1,529	2,156	1,884

Total noninterest income	776	1,529	2,156	1,884

Noninterest Expense
Salaries and employee benefits	167,535	129,933	279,680	286,376
Net occupancy expense	26,925	25,120	57,897	62,006
Deposit insurance premium	744	775	1,523	1,438
Depreciation and amortization	6,998	4,601	7,415	4,971
Other	53,534	51,142	102,289	107,104

Total noninterest expense	255,736	211,571	448,804	461,895

Income (Loss) Before Income Taxes	(22,652)	23,878	3,203	18,865

Provision (Credit) for Income Taxes	(637)	2,600	(2,792)	(2,253)

Net Income (Loss)	$(22,015)	$21,278	$5,995	$21,118

See Notes to Consolidated Financial Statements

Midwest Federal Savings and Loan Association
of St. Joseph
Consolidated Statements of Equity

	Comprehensive Income	Retained Earnings	Comprehensive Income/(Loss)	Total Equity

Balance, January 1, 2006	$—	$5,472,576	$(135,245)	$5,337,331

Net income	21,118	21,118	—	21,118

Change in unrealized appreciation of available- for-sale securities, net of income taxes of $7,500	15,940	—	15,940	15,940

	$37,058

Balance, December 31, 2006		5,493,694	(119,305)	5,374,389

Net income	5,995	5,995	—	5,995

Change in Unrealized appreciation of available- for-sale securities, net of income taxes of $48,100	102,200	—	102,200	102,200

	$108,195

Balance, December 31, 2007		5,499,689	(17,105)	5,482,584

Net loss (unaudited)	(22,015)	(22,015)		(22,015)

Change in Unrealized depreciation of available- for-sale securities, net of income taxes of $(2,205) (unaudited)	(4,678)	—	(4,678)	(4,678)

	$(26,693)

Balance, June 30, 2008 (Unaudited)		$5,477,674	$(21,783)	$5,455,891

See Notes to Consolidated Financial Statements

MIDWEST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ST. JOSEPH
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006

	(unaudited)	(unaudited)
Operating Activities
Net income (loss)	$(22,015)	$21,278	$5,995	$21,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,998	4,601	7,415	4,971
Amortization and accretion of securities	1,993	6,568	8,924	10,467
Provision for loan losses	—	—	8,000	5,000
Loss on disposal of premises and equipment	—	—	3,795	—
Deferred income taxes	8,809	—	(6,467)	(2,253)
Changes in:
Interest receivable	15,919	1,195	(14,422)	(2,090)
Other assets	9,352	(2,632)	(24,573)	1,447
Other liabilities and interest payable	(25,122)	3,377	18,702	(163)

Net cash provided by (used in) operating activities	(4,066)	34,387	7,369	38,497

Investing Activities
Net increase in loans	(974,028)	(149,926)	(230,293)	(3,597,727)
Purchases of securities	(1,000,000)	—	(205,000)	—
Net (purchases) proceeds of interest earning deposits	1,150,000	(500,000)	(1,150,000)	(275,000)
Proceeds from maturities of securities	1,500,000	—	500,000	1,000,000
Principal reductions of mortgage backed securities	402,688	561,153	1,042,449	1,006,898
Proceeds from disposal of property and equipment	—	—	—	13,754
Purchases of property and equipment	(102,551)	(10,191)	(69,156)	(31,234)

Net cash provided by (used in) investment activities	976,109	(98,964)	(112,000)	(1,883,309)

Financing Activities
Net increase (decrease) in savings, and NOW accounts	158,123	(158,892)	(406,189)	(571,946)
Net increase (decrease) in time deposits	(723,441)	118,793	498,582	2,315,870
Net increase (decrease) in advances from borrowers for taxes and insurance	47,050	47,310	(646)	5,231

Net cash provided by (used in) financing activities	(518,268)	7,211	91,747	1,749,155

Increase (Decrease) in Cash and Cash Equivalents	453,775	(57,366)	(12,884)	(95,657)

Cash and Cash Equivalents, Beginning of Period	136,272	149,156	149,156	244,813

Cash and Cash Equivalents, End of Period	$590,047	$91,790	$136,272	$149,156

Supplemental Cash Flows Information

Interest paid	$227,578	$240,522	$489,419	$381,545

Income taxes paid net of refunds	$—	$2,600	$2,334	$1,046

See Notes to Consolidated Financial Statements

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Midwest Federal Savings and Loan Association of St. Joseph (the “Association”) was incorporated in 1923 for the purpose of providing and servicing loans and customer deposit accounts. The Association has been operating pursuant to a Federal Charter since 1932, and is currently regulated by the Office of Thrift Supervision.

The Association provides a variety of financial products and services to individual customers located in northwest Missouri. The primary deposit products of the Association include time deposits, passbook savings accounts and demand deposits. Mortgage loans to individuals are the primary lending product of the Association. The Association also participates in home mortgage pools through the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The Association is subject to competition from other financial institutions. The Association is subject to the regulation of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of Midwest Federal Savings and Loan Association as well as its wholly owned subsidiary, MFS Financial Services, Inc., an insurance agency, which is currently inactive. All significant intercompany balances and transactions have been eliminated in consolidation.

Operating Segment

The Association provides community banking services, including such products and services as loans, time deposits and savings accounts. These activities are reported as a single operating segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Use of Estimates (Continued)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Cash Equivalents

The Association considers all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

Available-for-sale securities, which include any security for which the Association has no immediate plan to sell, but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income. Premiums and discounts are amortized and accreted, respectively, to interest income using a method which approximates the level-yield method over the period to maturity.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. The interest on these loans is generally accounted for on a cost recovery basis, meaning interest is not recognized until the full past due balance has been collected. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current, and future payments are reasonably assured.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance for loan losses is established in an amount that represents the amount of reasonably estimable known and inherent losses in the portfolio, and is established through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the composition and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential loans for impairment measurements.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense on the straight-line method, over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Recent and Future Accounting Requirements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Association adopted FIN 48 as of January 1, 2007, and the adoption had no significant impact on the Association’s consolidated financial statements. The Association and subsidiary file income tax returns in the U.S. federal jurisdiction and the state jurisdiction of Missouri. With few exceptions, the Association is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2004.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FASB Statement No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Association is currently evaluating the impact, if any that FASB Statement No. 157 may have on the Association’s consolidated financial statements.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Recent and Future Accounting Requirements (Continued)

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment to FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB’s stated objective in issuing this standard is as follows: “to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.”

The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Association is currently evaluating the impact, if any, that FASB Statement No. 159 may have on the Association’s consolidated financial statements.

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations, which replaced Statement No. 141. Statement No. 141R retains the fundamental requirements of Statement No. 141, but revises certain principles, including the definition of a business combination, the recognition, and measurement of assets acquire and liabilities assumed in a business combination, the accounting for goodwill, and financial statement disclosure. This statement is effective for annual periods beginning after December 15, 2008. The Association is evaluating the impact, if any, the adoption of FASB Statement No. 141R will have on the Association’s consolidated financial statements.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 2:	Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

Available-For-Sale Securities:
June 30, 2008 (Unaudited):
U.S. Government Agencies	$1,500,000	$20,315	$10,000	$1,510,315
Municipal securities	205,000	2,388	—	207,388
Mortgage-backed securities	3,407,182	6,211	50,947	3,362,446

	$5,112,182	$28,914	$60,947	$5,080,149

December 31, 2007:
U.S. Government Agencies	$1,999,569	$23,280	$1,909	$2,020,940
Municipal securities	205,000	1,823	—	206,823
Mortgage-backed securities	3,811,798	7,093	55,492	3,763,399

	$6,016,367	$32,196	$57,401	$5,991,162

December 31, 2006:
U.S. Government agencies	$2,503,835	$—	$45,444	$2,458,391
Mortgage-backed securities	4,858,905	6,447	136,508	4,728,844

	$7,362,740	$6,447	$181,952	$7,187,235

The amortized cost and fair value of available-for-sale securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 2:	Securities (Continued)

As of June 30, 2008 (Unaudited):

	Amortized Cost	Fair Value

One to five years	$705,000	$727,703
After ten years	1,000,000	990,000
Mortgage-backed securities	3,407,182	3,362,446

Totals	$5,112,182	$5,080,149

As of December 31, 2007:

	Amortized Cost	Fair Value

Within one year	$1,499,667	$1,497,660
One to five years	704,902	730,103
Mortgage-backed securities	3,811,798	3,763,399

Totals	$6,016,367	$5,991,162

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2008 (unaudited), and December 31, 2007 and 2006, was $4,115,616, $4,304,986 and $6,744,578, which is approximately 81%, 72% and 94%, respectively, of the Association’s available-for-sale investment portfolio. These declines primarily resulted from increases in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows the Association’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 2:	Securities (Continued)

	June 30, 2008 (Unaudited)
	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U. S. government	$990,000	$10,000	$—	$—	$990,000	$10,000

Municipal securities	—	—	—	—	—	—

Mortgage-backed securities	571,018	2,624	2,554,598	48,323	3,125,616	50,947

Total temporarily impaired securities	$1,561,018	$12,624	$2,554,598	$48,323	$4,115,616	$60,947

December 31, 2007
	12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. government	$1,497,660	$1,909	$1,497,660	$1,909

Municipal securities	—	—	—	—

Mortgage-backed securities	2,807,326	55,492	2,807,326	55,492

Total temporarily impaired securities	$4,304,986	$57,401	$4,304,986	$57,401

December 31, 2006
	12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. government	$2,458,391	$45,444	$2,458,391	$45,444

Mortgage-backed securities	4,286,187	136,508	4,286,187	136,508

Total temporarily impaired securities	$6,744,578	$181,952	$6,744,578	$181,952

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 3:	Loans and Allowance for Loan Losses

Categories of loans include:

	June 30, 2008	December 31,
	(Unaudited)	2007	2006

Residential real estate
One-to-four family residential	$9,769,418	$8,652,503	$8,624,560
Construction	—	280,400	98,280
Commercial	63,022	65,826	—
Consumer	163,706	25,031	69,977

Total loans	9,996,146	9,023,760	8,792,817

Less
Net deferred loan fees, premiums and discounts	3,752	4,898	5,215
Allowance for loan losses	18,000	18,000	10,000

Net loans	$9,974,394	$9,000,862	$8,777,602

Activity in the allowance for loan losses was as follows:

	June 30, 2008	December 31,
	(Unaudited)	2007	2006

Balance, beginning of year	$18,000	$10,000	$5,000

Provision charged to expense	—	8,000	5,000

Balance, end of year	$18,000	$18,000	$10,000

The Association had no nonaccrual loans or loans past due ninety days or more still accruing interest at June 30, 2008 (unaudited) and December 31, 2007 and 2006.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	June 30, 2008 (Unaudited)
		December 31,
		2007	2006

Land	$132,401	$132,401	$132,401
Buildings and improvements	261,607	247,714	194,083
Furniture and fixtures	197,994	175,950	174,978
Construction in progress	66,614	—	—

	658,616	556,065	501,462
Less accumulated depreciation	307,351	301,345	302,590

Net premises and equipment	$351,265	$254,720	$198,872

Note 5:	Interest-earning Deposits

Interest-earning deposits in denominations of $100,000 or more were $1,692,035 on June 30, 2008 (unaudited), $1,573,245 on December 31, 2007, and $1,227,829 on December 31, 2006.

At June 30, 2008, the scheduled maturities of time deposits are as follows:

(Unaudited)
2008	$3,711,584
2009	4,387,518
2010	1,438,535
2011	352,654
2012	9,583

$9,899,874

At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$7,293,949
2009	2,716,882
2010	365,971
2011	246,513

$10,623,315

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 6:	Income Taxes

The Association and its subsidiary file separate federal income tax returns on a calendar year basis. The Association conformed to certain provisions of the Internal Revenue Code, which permitted it a special tax deduction. The deduction was limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the qualifying deductions are used for purposes other than absorbing loan losses, they will be subject to federal income tax at the then current corporate rate. The Association did not meet these conditions for the periods ended December 31, 2007 or 2006.

The provision (credit) for income taxes includes these components:

	June 30, 2008 (Unaudited)
		December 31,
		2007	2006

Taxes currently payable	$(9,446)	$3,675	$—
Deferred income taxes	8,809	(6,467)	(2,253)

Income tax expense (credit)	$(637)	$(2,792)	$(2,253)

A reconciliation of income tax expense (credit) at the statutory rate to the Association’s actual income tax expense is shown below:

	June 30, 2008 (Unaudited)
		December 31,
		2007	2006

Computed at the statutory rate (34%)	$(7,702)	$1,080	$6,414
Increase (decrease) resulting from
Tax exempt dividends	(106)	(214)	(190)
Nondeductible expenses	145	333	216
State income taxes	(1,064)	(164)	(687)
Graduated rates	7,967	(3,644)	(4,685)
Other	123	(183)	(3,321)

Actual tax expense (credit)	$(637)	$(2,792)	$(2,253)

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 6:	Income Taxes (Continued)

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	June 30, 2008 (Unaudited)
		December 31,
		2007	2006

Deferred tax assets:
Allowance for loan losses	$7,380	$7,380	$4,100
Accrued compensated absences	2,493	3,929	3,534
Bond premium amortization	—	5,100	5,100
Prepaid expenses	—	3,190	—
Unrealized losses on available-for-sale securities	10,250	8,100	56,200

	20,123	27,699	68,934
Deferred tax liabilities:
Other	(221)	(1,138)	(740)

Net deferred tax asset	$19,902	$26,561	$68,194

Retained earnings at June 30, 2008 (unaudited), and at December 31, 2007 and 2006, include approximately $839,000 for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $325,000 at June 30, 2008 (unaudited) and December 31, 2007 and 2006.

Note 7:	Regulatory Matters

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 7:	Regulatory Matters (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2007and 2006, that the Association meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from The Office of Thrift Supervision (OTS) categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association’s category.

The Association’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2008: (Unaudited)
Total capital (to risk-weighted assets)	$5,496,000	79.7%	$552,000	8.0%	$690,000	10.0%

Tier I capital (to risk-weighted assets)	5,478,000	79.4%	N/A	N/A	414,000	6.0%

Tier I capital (to average assets)	5,478,000	30.6%	716,000	4.0%	894,000	5.0%

Tangible capital (to adjusted tangible assets)	5,478,000	30.6%	268,000	1.5%	N/A	N/A

December 31, 2007:
Total capital (to risk-weighted assets)	$5,518,000	85.3%	$518,000	8.0%	$647,000	10.0%

Tier I capital (to risk-weighted assets)	5,500,000	85.0%	N/A	N/A	388,000	6.0%

Tier I capital (to average assets)	5,500,000	30.0%	733,000	4.0%	916,000	5.0%

Tangible capital (to adjusted tangible assets)	5,500,000	30.0%	275,000	1.5%	N/A	N/A

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 7:	Regulatory Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2006:
Total capital (to risk-weighted assets)	$5,504,000	82.3%	535,000	8.0%	669,000	10.0%

Tier I capital (to risk-weighted assets)	5,494,000	82.1%	N/A	N/A	401,000	6.0%

Tier I capital (to average assets)	5,494,000	30.0%	735,000	4.0%	918,000	5.0%

Tangible capital (to adjusted tangible assets)	5,494,000	30.0%	276,000	1.5%	N/A	N/A

Note 8:	Related Party Transactions

At June 30, 2008 (unaudited), and December 31, 2007 and 2006, the Association had loans outstanding to executive officers, directors, and their affiliates (related parties), in the amount of $237,335, $240,653 and $245,868, respectively. Related party transactions were as follows:

	June 30, 2008	December 31,
	(Unaudited)	2007	2006

Balance, beginning of year	$240,653	$245,868	$250,732
New loans	—	—	—
Repayments and reclassifications	(3,318)	(5,215)	(4,864)

	$237,335	$240,653	$245,868

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Deposits from related parties held by the Association at June 30, 2008 (unaudited) and December 31, 2007 and 2006 totaled $376,785, $296,068 and $285,293, respectively.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 9:	Employee Benefit Plan

The Association participates in a multi-employer defined benefit pension plan. The Plan provides benefits to all of the Association’s eligible employees. The Plan is funded through Association contributions to a nationwide plan for savings and loan associations. The Association made payments or contributions of $29,010, $51,507 and $34,230 during the period ended June 30, 2008 (unaudited) and the years ended December 31, 2007 and 2006, respectively. The Association’s policy is to fund all current and prior period service costs as notified by the Financial Institutions Retirement Fund executive committee.

Note 10:	Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Association’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Association does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	June 30, 2008 (Unaudited)		December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and cash equivalents	$590,047	$590,047	$136,272	$136,272	$149,156	$149,156
Interest-bearing deposits	1,600,000	1,600,000	2,750,000	2,750,000	1,600,000	1,600,000
Available-for-sale securities	5,080,149	5,080,149	5,991,162	5,991,162	7,187,235	7,187,235
Loans, net of allowance for loan losses	9,974,394	9,977,643	9,000,862	8,988,054	8,777,602	8,754,344
Federal Home Loan
Bank stock	142,500	142,500	142,500	142,500	142,500	142,500
Interest receivable	69,684	69,684	85,603	85,603	71,181	71,181
Financial liabilities
Deposits	12,324,320	12,434,924	12,889,638	12,984,735	12,797,245	12,791,477
Advances from borrowers for taxes and insurance	57,685	57,685	10,635	10,635	11,281	11,281
Interest payable	7,250	7,250	6,549	6,549	9,014	9,014

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 10:	Disclosures about Fair Value of Financial Instruments

	June 30, 2008 (Unaudited)		December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Unrecognized financial
instruments (net of contract amount)
Commitments to originate loans	—	—	—	—	—	—

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents, Interest-bearing Deposits and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Securities

Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include savings accounts, and NOW accounts. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximates its fair value.

Advances From Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 11:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding the allowance for loan losses. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

Note 12:	Commitments and Credit Risk

Commitments to Originate Mortgage Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At June 30, 2008 (unaudited) and December 31, 2007 and 2006, the Association had no outstanding commitments to originate mortgage loans.

Note 13:	Other Expense

Other operating expenses consist of the following:

	June 30, 2008 (Unaudited)
		December 31,
		2007	2006

Audits and supervisory exams	$12,129	$25,098	$19,678
Marketing	9,933	23,317	32,432
Franchise and other taxes	7,843	13,105	13,175
Insurance	4,360	8,284	10,125
Dues	1,200	4,375	4,060
Supplies	3,845	3,867	6,494
Legal	1,800	3,600	3,600
Travel	1,118	2,629	2,852
Other	11,306	17,924	14,688

	$53,534	$102,289	$107,104

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 14:	Plan of Conversion

On July 9, 2008, the Association’s Board of Directors approved a plan (the “Plan”) to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding stock of the Association, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Association. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Association after conversion. In the event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution form the liquidation account before any liquidation may be made with respect to common stock.

Note 15:	Restatement of Prior Year’s Financial Statements

In prior years, the Association did not account for certain transactions in accordance with generally accepted accounting principles. During 2007, the Association retroactively changed its accounting methods and recorded the following adjustments applicable to 2006 and prior:

The Association lacked a methodology for the estimation of the allowance for loan losses. During 2007, the Association, developed a methodology and established an allowance. This correction resulted in a reduction of beginning retained earnings of $5,000. In addition, the Association recorded a provision for loan losses of $8,000 and $5,000 for the years ended December 31, 2007 and 2006, respectively.

In prior years, the Association did not account for the amortization of bond premiums utilizing the interest level yield method. This correction resulted in a reduction of beginning retained earnings of $12,478.

During September of 2005, the Association sold a security classified as held-to-maturity. The sale of the security did not meet the exception criteria outlined in Statement of Financial Accounting Standards, No. 115, Accounting for Certain Investments in Debt and Equity Securities, which allows sales from the held-to-maturity category, without calling into question the Association’s intent and ability to hold other debt securities to maturity in the future. As a result, the held-to-maturity

Midwest Federal Savings and Loan Association
of St. Joseph
Notes to Consolidated Financial Statements

Note 15:	Restatement of Prior Year’s Financial Statements (Continued)

portfolio was deemed to be tainted and the entire portfolio was reclassified to available-for-sale. The correction resulted in carrying the investment portfolio at fair value verses amortized cost.

The following financial statement line items as of December 31, 2005 were affected by the correction:

	As Previously Reported	Effect of Change	As Restated

Balance Sheet

Held-to-maturity securities	$9,328,883	$(9,328,883)	$—

Available-for-sale securities	—	9,181,160	9,181,160

Loans, net of allowance for loan losses	5,190,389	(5,000)	5,185,389

Deferred income taxes	—	73,441	73,441

Total assets	16,422,783	(79,282)	16,343,501

Retained Earnings	5,499,795	(27,282)	5,472,576

Accumulated other comprehensive income	—	(135,245)	(135,245)

Total equity	5,499,795	(162,464)	5,337,331

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by St. Joseph Bancorp, Inc. or Midwest Federal Savings. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of St. Joseph Bancorp, Inc. or Midwest Federal Savings since any of the dates as of which information is furnished herein or since the date hereof.

St. Joseph Bancorp, Inc.

(Holding Company for
Midwest Federal Savings and Loan Association of St. Joseph)

Up to 488,750 Shares of
Common Stock
Par value $0.01 per share
(Subject to Increase to up to 562,063 Shares)

PROSPECTUS

Sandler O’Neill + Partners, L.P.

_____________, 2008

Until [Expiration Date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)

*	Registrant’s Legal Fees and Expenses	$225,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	50,000
*	Registrant’s Accounting Fees and Expenses	60,000
*	Accounting Consulting Fees and Expenses	20,000
*	Conversion Agent and Data Processing Fees	2,500
*	Marketing Agent Fees	140,000
*	Appraisal Fees and Expenses	25,000
*	Printing, Postage, Mailing and EDGAR Fees	65,000
*	Filing Fees (OTS, FINRA and SEC)	13,000
*	Blue Sky Fees and Expenses	7,000
*	Business Plan Fees and Expenses	20,000
*	Other	12,500

*	Total	$640,000

*	Estimated

(1)

St. Joseph Bancorp, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

          Articles 10 and 11 of the Articles of Incorporation of St. Joseph Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

          ARTICLE 10. Indemnification, etc. of Directors and Officers.

          A.          Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B.          Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

          C.          Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

          D.          Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

          E.          Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

          Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

          ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Midwest Federal Savings and Loan Association of St. Joseph and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between Midwest Federal Savings and Loan Association of St. Joseph, St. Joseph Bancorp, Inc., and Sandler O’Neill & Partners, L.P. *
2.1	Plan of Conversion, as amended
3.1	Articles of Incorporation of St. Joseph Bancorp, Inc.
3.2	Bylaws of St. Joseph Bancorp, Inc.
4	Form of Common Stock Certificate of St. Joseph Bancorp, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Form of Employee Stock Ownership Plan
10.2	Form of Employment Agreement with Ralph Schank
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of BKD, LLP
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Midwest Federal Savings and Loan Association of St. Joseph and RP Financial, LC.
99.2	Letter of RP Financial, LC. with respect to Subscription Rights
99.3	Appraisal Report of RP Financial, LC.**
99.4	Marketing Materials
99.5	Order and Acknowledgment Form
99.6	Business Plan Agreement with Feldman Financial Advisors, Inc.

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

               The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Joseph, State of Missouri on September 16, 2008.

ST. JOSEPH BANCORP, INC.

By:	/s/ Ralph E. Schank

Ralph E. Schank Chief Executive Officer and President (Duly Authorized Representative)

POWER OF ATTORNEY

          We, the undersigned directors and officers of St. Joseph Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Ralph E. Schank as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Ralph E. Schank may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company=s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Ralph E. Schank shall do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ralph E. Schank
President, Chief Executive
Ralph E. Schank	Officer and Director (Principal	September 16, 2008
Executive and Financial Officer)

/s/ Barbara Elder
	Chief Accounting Officer	September 16, 2008
Barbara Elder	(Principal Accounting Officer)

/s/ Kirby O. Brooner
	Director	September 16, 2008
Kirby O. Brooner

/s/ Billy D. Cole
	Executive Vice President and	September 16, 2008
Billy D. Cole	Director

/s/ George T. Hopkins, III
	Director	September 16, 2008
George T. Hopkins, III

/s/ James L. Rockwell, Jr.
	Director	September 16, 2008
James L. Rockwell, Jr.

/s/ John R. Wray
	Director	September 16, 2008
John R. Wray

As filed with the Securities and Exchange Commission on September 17, 2008

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
REGISTRATION STATEMENT
ON
FORM S-1

St. Joseph Bancorp, Inc.
St. Joseph, Missouri

EXHIBIT INDEX

1.1	Engagement Letter between Midwest Federal Savings and Loan Association of St. Joseph and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between Midwest Federal Savings and Loan Association of St. Joseph, St. Joseph Bancorp, Inc., and Sandler O’Neill & Partners, L.P. *
2.1	Plan of Conversion, as amended
3.1	Articles of Incorporation of St. Joseph Bancorp, Inc.
3.2	Bylaws of St. Joseph Bancorp, Inc.
4	Form of Common Stock Certificate of St. Joseph Bancorp, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Form of Employee Stock Ownership Plan
10.2	Form of Employment Agreement with Ralph Schank
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of BKD, LLP
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Midwest Federal Savings and Loan Association of St. Joseph and RP Financial, LC.
99.2	Letter of RP Financial, LC. with respect to Subscription Rights
99.3	Appraisal Report of RP Financial, LC.**
99.4	Marketing Materials
99.5	Order and Acknowledgment Form
99.6	Business Plan Agreement with Feldman Financial Advisors, Inc.

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.